    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2001

                                                      REGISTRATION NO. 333-51278
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------


                                   FORM S-3/A
                                AMENDMENT NO. 2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                       INVESTORS FINANCIAL SERVICES CORP.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                        04-3279817
        (State or other jurisdiction of                           (IRS Employer
        incorporation or organization)                         Identification No.)

             200 CLARENDON STREET, BOSTON, MA 02116 (617) 937-6700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              JOHN E. HENRY, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                       INVESTORS FINANCIAL SERVICES CORP.
                              200 CLARENDON STREET
                                BOSTON, MA 02116
                                 (617) 937-6700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------

                                   COPIES TO:

          EDWIN L. MILLER, JR., ESQ.                      ROBERT E. BUCKHOLZ, JR., ESQ.
        TESTA, HURWITZ & THIBEAULT, LLP                        SULLIVAN & CROMWELL
                125 High Street                                 125 Broad Street
          Boston, Massachusetts 02110                       New York, New York 10004
              Tel: (617) 248-7000                              Tel: (212) 558-4000
              Fax: (617) 248-7200                              Fax: (212) 558-3588

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                              --------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                              --------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION. DATED JANUARY 19, 2001.

                                1,200,000 Shares

                                     [LOGO]

                                  Common Stock

                                 -------------

    The common stock is quoted on the Nasdaq National Market under the symbol "IFIN". The last reported sale price of the common stock on January 18, 2001 was $64.75 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                              Per Share       Total
                                                              ---------       -----
Initial price to public.....................................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to Investors Financial...........   $          $

    To the extent that the underwriters sell more than 1,200,000 shares of common stock, the underwriters have the option to purchase up to an additional 180,000 shares from Investors Financial at the initial price to public less the underwriting discount.

                               ------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on              , 2001.

GOLDMAN, SACHS & CO.

      A.G. EDWARDS & SONS, INC.

            KEEFE, BRUYETTE & WOODS, INC.

                  WILLIAM BLAIR & COMPANY

                         PUTNAM LOVELL SECURITIES INC.

                               ------------------

                       Prospectus dated          , 2001.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE AS DESCRIBED BELOW UNDER "WHERE YOU CAN FIND MORE INFORMATION".

    UNLESS OTHERWISE INDICATED OR UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES IN THIS PROSPECTUS TO "INVESTORS FINANCIAL," "WE," "US," "OUR," OR SIMILAR REFERENCES MEAN INVESTORS FINANCIAL SERVICES CORP., TOGETHER WITH OUR SUBSIDIARIES. "INVESTORS BANK" OR THE "BANK" WILL BE USED TO MEAN OUR SUBSIDIARY, INVESTORS BANK & TRUST COMPANY, ALONE.

                       INVESTORS FINANCIAL SERVICES CORP.

    Investors Financial Services Corp. is a bank holding company. Our primary operating subsidiary is Investors Bank & Trust Company-Registered Trademark-. Through our subsidiaries, we provide a comprehensive range of services to financial asset managers, such as mutual fund complexes, investment advisors, banks and insurance companies. We think of these services in two categories: core services and value-added services.

    - We provide core services, which include global custody and multicurrency accounting, to almost all of our clients.

    - We also provide value-added services to most of our clients as part of an integrated package that builds on information obtained through providing core services. Value-added services include mutual fund administration, securities lending, foreign exchange and cash management. For example, as part of our accounting services, we calculate the cash available in an asset manager's portfolio. This information allows us to sweep any excess cash to an overnight investment vehicle as part of our cash management services.

    We provide services from offices in Boston, New York, Toronto, Dublin and the Cayman Islands.

    At December 31, 2000, we provided services for approximately $303 billion in net assets, including approximately $18 billion of foreign assets. For the year ended December 31, 2000, our operating revenue was $220.9 million and our net income was $33.6 million. Between 1996 and 2000, our operating revenue and net income grew at compounded annual rates of 30% and 45%, respectively.

                             INVESTMENT HIGHLIGHTS

    We believe that the following factors are important in understanding the growth potential of our business:

INDUSTRY FACTORS

    - SUSTAINED FINANCIAL ASSET GROWTH: The growth rate in financial assets under management has been strong over the past ten years, benefiting the asset servicing industry. Factors driving this growth include an aging population, the privatization of retirement systems and the increased popularity of pooled investment products, including mutual funds. These trends are expected to continue. U.S. financial assets held in mutual funds, life insurance companies, private pension funds and bank personal trust accounts grew to $15.4 trillion at December 31, 1999 from $4.5 trillion at December 31, 1989, a compounded annual growth rate of 13%. Assets held in U.S. mutual funds grew to $6.3 trillion at December 31, 1999 from $1.0 trillion at December 31, 1989, a compounded annual growth rate of 19%. During the same period, our assets serviced grew to $290 billion from $8 billion, a compounded annual growth rate of 43%.

    - CONSOLIDATION IN NUMBER OF SERVICE PROVIDERS: During the past ten years, a number of small and mid-size asset servicers have consolidated with larger service providers or divested their asset servicing operations in order to focus their resources on core businesses. Since the early 1990's, more than 25 service providers have consolidated their operations with other companies. This ongoing consolidation has concentrated the industry around a smaller number of providers and presents us with increasing opportunities for growth.

    - OUTSOURCING TREND: Keeping abreast of developments like Internet data delivery, Y2K, the Euro, decimalization of stock prices and compressed settlement cycles has forced significant increases in technology spending across the financial services industry. We believe that this increase in spending requirements is accelerating the pace at which asset managers outsource back office operations to asset servicers like ourselves.

COMPANY FACTORS

    - INTEGRATED TECHNOLOGY PLATFORM: Our Fund Accounting and Custody Tracking System, or FACTS, is a proprietary technology platform that consolidates a number of functions into one solution for clients. As a result, we can assign a dedicated client team to provide a full suite of services to each account, rather than operate separate teams along strictly functional lines. In addition, the integrated nature of FACTS can accommodate rapid growth and enables us to implement modifications and enhancements quickly. We believe that our integrated approach and ability to respond quickly to client needs help us to provide high quality service and to maintain better overall relationships with our clients. Clients also benefit from our outsourcing agreement with Electronic Data Systems, which allows us to focus our resources on software development and provides access to state-of-the-art mainframe technology and virtually unlimited capacity.

    - EXPERTISE IN COMPLEX INVESTMENT PRODUCTS: We believe the design of FACTS provides us with a competitive advantage in servicing clients' complex investment products because we are able to respond rapidly to the demanding system requirements of these structures. Approximately 45% of the assets we service are in complex products. We have developed expertise in multi-tiered and multi-managed funds, limited partnerships and, most recently, exchange traded funds. We also have expertise in the more complicated fund of funds and offshore fund structures.

       - We were recently chosen to be the service provider for the Barclays Global Investors iShares family of exchange traded funds, launched in May 2000, that held approximately $6 billion in assets as of December 31, 2000.

       - We service over $31 billion of assets managed by The Common Fund for Nonprofit Organizations, which uses a multi-manager structure.

    - ABILITY TO CROSS-SELL SERVICES TO EXISTING AND ACQUIRED CLIENTS: We are able to cross-sell our services to existing and acquired clients in two ways. First, our expertise in complex investment products allows us access to new client relationships which, in turn, provides us opportunities to broaden those relationships to include additional investment products. Second, some of our clients engage us to provide our core services of global custody and multicurrency accounting, but not our value-added services like foreign exchange or cash management. We seek to expand these relationships by increasing the number of services provided for each client.

    - CONSISTENT FINANCIAL PERFORMANCE: We have demonstrated the ability to achieve performance targets on a consistent basis in a variety of market conditions. We believe that we will achieve long-term annual earnings per share growth of approximately 25%, before acquisitions.

    - SELECTIVE USE OF ACQUISITIONS TO ENHANCE BUSINESS: We have successfully integrated the acquisition of BankBoston's domestic institutional trust and custody business and have recently announced the acquisition of The Chase Manhattan Bank's advisor custody unit. We may pursue additional acquisitions on an opportunistic basis in the future to enhance our growth rate. We may issue shares of our common stock in connection with future acquisitions.

               PENDING ACQUISITION OF CHASE ADVISOR CUSTODY UNIT

    On November 28, 2000, Investors Bank agreed to purchase the advisor custody unit of The Chase Manhattan Bank. This unit provides institutional custody services to accounts holding approximately $27 billion in assets as of October 31, 2000. We will pay Chase, in two installments, a total purchase price of up to $42 million plus the book value of loans to clients that totaled approximately $38 million at October 31, 2000. The amount of the second installment will be based on client retention. We expect that the purchase will close during the first quarter of 2001, subject to regulatory approvals and customary closing conditions.

    We believe that our knowledge and experience in the asset servicing business, as well as our core strategy of providing superior client service, will provide opportunities to service additional assets managed by clients acquired from Chase.

                                  THE OFFERING

Shares offered...............................  1,200,000 shares

Shares to be outstanding after this            31,112,711 shares
  offering...................................

Nasdaq National Market symbol................  IFIN

Use of proceeds..............................  To fund the acquisition of the advisor custody unit of The Chase Manhattan Bank and
                                               for general corporate purposes, including
                                               working capital and possible future
                                               acquisitions.

    The number of shares to be outstanding after this offering includes:

    - 29,912,711 shares of common stock outstanding at December 31, 2000; and

    - 1,200,000 shares of common stock offered in this offering.

    The number of shares to be outstanding after this offering excludes:

    - 2,896,662 shares of common stock issuable upon exercise of stock options outstanding at December 31, 2000, with a weighted average exercise price of $27 per share; and

    - 705,130 shares of common stock available for grant at December 31, 2000 under our stock option and stock purchase plans.

    All share numbers shown in this prospectus have been restated to reflect the two-for-one stock splits paid March 17, 1999 and June 15, 2000. Except as otherwise indicated, information in this prospectus assumes no exercise of the underwriters' option to purchase additional shares in the offering.
                               ------------------

    We are a Delaware corporation organized in 1995. Investors Bank is a Massachusetts-chartered trust company organized in 1969. Our principal executive offices are located at 200 Clarendon Street, Boston, Massachusetts 02116, and our telephone number is (617) 937-6700. We maintain a corporate Web site at www.ibtco.com. The contents of our website are not part of this prospectus.

                      SUMMARY FINANCIAL AND OPERATING DATA

    You should read the summary consolidated financial and operating data below together with our consolidated financial statements and the notes to those financial statements, and the other financial information included or incorporated by reference in this prospectus, including the information in the section called "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statement of operations data and the consolidated balance sheet data as of the year-end dates through the fiscal year ended December 31, 1999 are derived from our consolidated financial statements previously filed with the SEC. For the year ended December 31, 2000, the consolidated financial information was derived from unaudited consolidated financial statements. Information reported for years prior to 1998 has been restated for the acquisition of AMT Capital Services, Inc., which was accounted for as a pooling-of-interests (Dollars in thousands, except per share data).

                                                                FOR THE YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------------------------------
                                             2000            1999            1998            1997            1996
                                         -------------   -------------   -------------   -------------   -------------
STATEMENT OF INCOME DATA:
Net interest income....................  $     58,818    $     35,773    $     26,694    $     26,173    $     17,944
Non-interest income....................       162,041         133,761          98,856          82,638          59,187
                                         ------------    ------------    ------------    ------------    ------------
Net operating revenues.................       220,859         169,534         125,550         108,811          77,131
Operating expenses.....................       169,040         135,815          99,584          87,362          64,613
                                         ------------    ------------    ------------    ------------    ------------
Income before income taxes and minority
  interest.............................        51,819          33,719          25,966          21,449          12,518
Income taxes...........................        16,655          10,790           9,348           7,382           4,852
Minority interest expense..............         1,588           1,661           1,563           1,437              --
                                         ------------    ------------    ------------    ------------    ------------
Net income.............................  $     33,576    $     21,268    $     15,055    $     12,630    $      7,666
                                         ============    ============    ============    ============    ============
PER SHARE DATA (1):
Basic earnings per share...............  $       1.13    $       0.74    $       0.56    $       0.48    $       0.29
                                         ============    ============    ============    ============    ============
Diluted earnings per share.............  $       1.08    $       0.72    $       0.55    $       0.46    $       0.29
                                         ============    ============    ============    ============    ============
Dividends per share....................  $       0.06    $       0.04    $       0.03    $       0.02    $       0.01
                                         ============    ============    ============    ============    ============
BALANCE SHEET DATA:
Total assets at end of period..........  $  3,811,115    $  2,553,080    $  1,465,508    $  1,460,447    $    965,394
AVERAGE BALANCE SHEET DATA:
Interest earning assets................  $  2,753,814    $  1,837,963    $  1,443,487    $  1,167,361    $    575,662
Total assets...........................     2,899,408       1,970,702       1,542,765       1,236,519         628,893
Total deposits.........................     1,551,880       1,150,814         845,093         594,768         377,219
Preferred securities...................        24,231          24,203          24,174          22,252              --
Common stockholders' equity............       155,809         118,622          81,456          68,370          56,137
SELECTED FINANCIAL RATIOS:
Return on average equity...............          21.5%           17.9%           18.5%           18.5%           13.7%
Return on average assets...............           1.2%            1.1%            1.0%            1.0%            1.2%
Common equity as % of total assets.....           5.4%            6.0%            5.3%            5.5%            8.9%
Dividend payout ratio (2)..............           5.6%            5.6%            5.5%            4.3%            3.4%
Tier 1 capital ratio (3)...............          13.4%           15.0%           15.3%           29.2%           24.6%
Leverage ratio (3).....................           5.2%            5.5%            4.6%            6.4%            9.7%
Non-interest income as % of net
  operating income.....................          73.4%           78.9%           78.7%           75.9%           76.7%
OTHER STATISTICAL DATA:
Assets processed at end of period
  (4)..................................  $303,236,286    $290,162,547    $244,935,314    $139,418,241    $122,563,400
Employees at end of period.............         1,779           1,507           1,258           1,028             827

------------

(1) All numbers shown in this table have been restated to reflect the two-for-one stock splits paid March 17, 1999 and June 15, 2000, where applicable.

(2) We intend to retain the majority of future earnings to fund development and growth of our business. We currently expect to pay cash dividends at an annualized rate of $.08 per share subject to regulatory requirements. Refer to "Market Risk: Liquidity" included in the Management's Discussion and Analysis section for further information.

(3) Refer to "Capital Resources" included within the Management's Discussion and Analysis section for further information.

(4) Assets processed is the total dollar value of financial assets on the reported date for which we provide one or more of the following services: global custody, multicurrency accounting, mutual fund administration, securities lending, foreign exchange, cash management, performance measurement and institutional transfer agency.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE INVESTING IN OUR COMMON STOCK. THE FOLLOWING RISK FACTORS COULD HARM OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK IS LIKELY TO DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

THE FAILURE TO PROPERLY MANAGE OUR GROWTH COULD ADVERSELY AFFECT THE QUALITY OF OUR SERVICES AND RESULT IN THE LOSS OF CLIENTS.

    We have been experiencing a period of rapid growth that has required the dedication of significant management and other resources. Continued rapid growth could place a strain on our management and other resources. To manage future growth effectively, we must continue to invest in our operational, financial and other internal systems, and our human resources. Also, we must continue to expand our office space at reasonable rates in a competitive real estate market.

OUR FUTURE RESULTS DEPEND, IN PART, ON SUCCESSFUL INTEGRATION OF PENDING AND POSSIBLE FUTURE ACQUISITIONS.

    Our pending acquisition of Chase's advisor custody unit presents us with challenges and will demand management attention that has to be diverted from other matters. Integration of acquisitions is complicated and frequently presents unforeseen difficulties and expenses which can affect whether and when a particular acquisition will be accretive to our earnings per share. Any future acquisitions will present similar challenges.

WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A TIGHT LABOR MARKET IN ORDER TO SUCCEED.

    Qualified personnel, in particular managers and other senior personnel, are in great demand throughout the financial services industry. We could find it increasingly difficult to continue to attract and retain sufficient numbers of these highly skilled employees.

OUR OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS IN INTEREST RATES AND THE SECURITIES MARKETS.

    We base some of our fees on the market value of the assets we process. Accordingly, our operating results are subject to fluctuations in interest rates and declines in the securities markets as these fluctuations affect the market value of assets processed. Fluctuations in interest rates or the securities markets can also lead to investors seeking alternatives to the investment offerings of our clients, which could result in a lesser amount of assets processed and correspondingly lower fees. Also, our net interest income is earned by investing depositors' funds and making loans. Rapid changes in interest rates or changes in the relationship between different index rates could adversely affect the market value of, or the earnings produced by, our investment and loan portfolios.

WE FACE SIGNIFICANT COMPETITION FROM OTHER FINANCIAL SERVICES COMPANIES, WHICH COULD NEGATIVELY AFFECT OUR OPERATING RESULTS.

    We are part of an extremely competitive asset servicing industry. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, marketing and other resources than we do. These greater resources could, for example, allow our competitors to develop technology superior to our own. In addition, we face the risk that large mutual fund complexes may build in-house asset servicing capabilities and no longer outsource these services to us. As a result, we may not be able to compete effectively with current or future competitors.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY.

    Our proprietary technology is important to our business. We rely on trade secret, copyright and trademark laws and confidentiality agreements with employees and third parties to protect our proprietary technology, all of which offer only limited protection. These intellectual property rights may be invalidated or our competitors may develop similar technology independently. Legal proceedings to enforce our intellectual property rights may be unsuccessful, and could also be expensive and divert management's attention.

WE MAY INCUR SIGNIFICANT COSTS DEFENDING INFRINGEMENT CLAIMS.

    We are aware of a complaint filed in federal court claiming that we and others are infringing a patent allegedly covering the creation and trading of certain securities, including exchange traded funds. As we are in the preliminary stages of assessing the allegations in the complaint, we cannot be sure that we will prevail in the defense of this claim. Any patent litigation would be costly and could divert the attention of management. If we were found to infringe the patent, we would have to pay damages and would be ordered to cease any infringing activity or seek a license under the patent. We cannot be sure that we will be able to obtain a license on a timely basis or on reasonable terms, if at all. As a result, any determination of infringement could have a material adverse effect upon our business, financial condition and results of operations. We may become subject to similar infringement claims in the future.

OUR QUARTERLY AND ANNUAL OPERATING RESULTS MAY FLUCTUATE.

    Our quarterly and annual operating results are difficult to predict and may fluctuate from quarter to quarter and annually for several reasons, including:

    - The timing of commencement or termination of client engagements; and

    - The rate of net inflows and outflows of investor funds in the investment vehicles offered by our clients.

    Most of our expenses, like employee compensation and rent, are relatively fixed. As a result, any shortfall in revenue relative to our expectations could significantly affect our operating results, which could adversely affect our stock price.

WE ARE SUBJECT TO EXTENSIVE FEDERAL AND STATE REGULATIONS THAT IMPOSE COMPLEX RESTRAINTS ON OUR BUSINESS.

    Federal and state laws and regulations applicable to financial institutions and their parent companies apply to us. Our primary banking regulators are the Federal Reserve Board, the FDIC and the Massachusetts Commissioner of Banks. Virtually all aspects of our operations are subject to specific requirements or restrictions and general regulatory oversight including the following:

    - The FRB and the FDIC maintain capital requirements that we must meet. Failure to meet those requirements could lead to severe regulatory action or even receivership. We are currently considered to be "well capitalized;"

    - Under Massachusetts law, the Bank may be restricted in its ability to pay dividends to Investors Financial, which may in turn restrict our ability to pay dividends to our stockholders; and

    - The FRB and the FDIC are empowered to assess monetary penalties against, and to order termination of activities by, companies or individuals who violate the law.

    Banking law restricts our ability to own the stock of certain companies and also makes it more difficult for our company to be acquired. Also, we have not elected financial holding company status under the federal Gramm-Leach-Bliley Act of 1999. This may place us at a competitive disadvantage with respect to other organizations.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus or the documents incorporated by reference in this prospectus are forward-looking statements. These statements relate to future events or our future financial performance and are identified by words such as "may," "will," "could," "should," "expect," "plan," "intend," "seek," "anticipate," "believe," "estimate," "potential," or "continue" or other comparable terms or the negative of those terms. These statements are only predictions and are not guarantees. You should not place undue reliance on these forward-looking statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various important factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from the expectations reflected in any forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results or changing expectations.

                                USE OF PROCEEDS

    We estimate the net proceeds to us from the sale of 1,200,000 shares of common stock in this offering to be approximately $72.9 million at the estimated public offering price of $64.75 per share (the closing price of the common stock on January 18, 2001), after deducting the estimated underwriting discount and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate net proceeds will be approximately $83.9 million. We expect to use a portion of these proceeds to fund the purchase price and related expenses incurred in connection with the purchase of The Chase Manhattan Bank's advisor custody unit. The remaining proceeds will be used for working capital and to fund future acquisitions, if any, although we have no definitive agreements other than the agreement with Chase at this time.

    Pending use as described above, any remaining net proceeds of this offering will be invested in short-term instruments.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

    Our common stock is quoted on the Nasdaq National Market under the symbol "IFIN". The following table sets forth, for the calendar periods indicated, the high and low sale prices for the common stock as reported by Nasdaq and dividends per share paid on the common stock.

                                                    HIGH       LOW      DIVIDEND
                                                  --------   --------   ---------
1998
First quarter...................................   $14.00     $10.25     $0.0075
Second quarter..................................    14.89      12.38      0.0075
Third quarter...................................    17.09      10.09      0.0075
Fourth quarter..................................    16.25       7.88      0.0075

1999
First quarter...................................    16.50      13.38      0.0100
Second quarter..................................    20.28      14.50      0.0100
Third quarter...................................    22.50      16.00      0.0100
Fourth quarter..................................    24.72      15.63      0.0100

2000
First quarter...................................    32.75      18.06      0.0150
Second quarter..................................    45.75      29.00      0.0150
Third quarter...................................    68.13      35.50      0.0150
Fourth quarter..................................    96.00      51.56      0.0150

2001
First quarter (through January 18)..............    86.38      62.25          --

                                DIVIDEND POLICY

    We currently intend to retain most of our earnings to finance the growth and development of our business, including possible acquisitions. We do not anticipate paying significant cash dividends for the foreseeable future. Any payment of cash dividends in the future will depend upon our financial condition, capital requirements and earnings, as well as other factors our board of directors may deem relevant. Our ability to pay dividends on our common stock may depend on the receipt of distributions from Investors Bank, which in turn are subject to restrictions imposed by the Massachusetts Commissioner of Banks. In addition, we may not pay dividends on our common stock if we are in default under agreements relating to the 9.77% Capital Securities of Investors Capital Trust I, one of our subsidiaries.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 2000 on an actual basis, and as adjusted to reflect the sale of the 1,200,000 shares of common stock in this offering at the estimated public offering price of $64.75 per share (the closing price of the common stock on January 18, 2001), after deducting the estimated underwriting discount and offering expenses. You should read this information together with our unaudited consolidated financial statements and the notes to the financial statements included in this prospectus (Dollars in thousands).

                                                                 DECEMBER 31, 2000
                                                              ------------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   ------------
Company-obligated, mandatorily redeemable, preferred
  securities of subsidiary trust holding solely junior
  subordinated deferrable interest debentures...............  $ 24,246      $ 24,246

Shareholders' equity (1):
  Capital stock:
    Preferred stock, par value $.01; authorized, 1,000,000
      shares; issued and outstanding, none..................        --            --
    Common stock, par value $.01; authorized, 40,000,000
      shares; issued and outstanding, 29,912,711 shares; as
      adjusted, 31,112,711 shares...........................       299           311

Surplus.....................................................    95,007       167,928

Deferred compensation.......................................      (247)         (247)
Retained earnings...........................................    85,188        85,188
Accumulated other comprehensive loss, net...................    (1,439)       (1,439)

Treasury stock, par value $0.01 (29,628 shares).............        --            --

    Total shareholders' equity..............................   178,808       251,741

Total capitalization........................................  $203,054      $275,987

Regulatory Capital Ratios (2):
Tier 1 Risk-Based Capital Ratio.............................     13.38%        18.90%
Total Risk-Based Capital Ratio..............................     13.39%        18.90%
Leverage Ratio..............................................      5.16%         7.36%

---------

(1) The table above excludes:

    - 2,896,662 shares of common stock issuable upon exercise of stock options outstanding at December 31, 2000, with a weighted average exercise price of $27 per share; and

    - 705,130 shares of common stock available for grant at December 31, 2000 under our stock option and stock purchase plans.

(2) Refer to "Capital Resources" within the Management's Discussion and Analysis section for further information.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    You should read the following consolidated financial and operating data below together with our consolidated financial statements and the notes to such financial statements, and the other financial information included or incorporated by reference in this prospectus, including the information in the section called "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statement of operations data and the consolidated balance sheet data as of the year-end dates through the fiscal year ended December 31, 1999 are derived from our consolidated financial statements previously filed with the SEC. For the year ended December 31, 2000, the consolidated financial information was derived from unaudited consolidated financial statements. Information reported for years prior to 1998 has been restated for the acquisition of AMT Capital Services, Inc., which was accounted for as a pooling-of-interests (Dollars in thousands, except per share data).

                                                                FOR THE YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------------------------------
                                             2000            1999            1998            1997            1996
                                         -------------   -------------   -------------   -------------   -------------
STATEMENT OF INCOME DATA:
Net interest income....................  $     58,818    $     35,773    $     26,694    $     26,173    $     17,944
Non-interest income....................       162,041         133,761          98,856          82,638          59,187
                                         ------------    ------------    ------------    ------------    ------------
Net operating revenues.................       220,859         169,534         125,550         108,811          77,131
Operating expenses.....................       169,040         135,815          99,584          87,362          64,613
                                         ------------    ------------    ------------    ------------    ------------
Income before income taxes and minority
  interest.............................        51,819          33,719          25,966          21,449          12,518
Income taxes...........................        16,655          10,790           9,348           7,382           4,852
Minority interest expense..............         1,588           1,661           1,563           1,437              --
                                         ------------    ------------    ------------    ------------    ------------
Net income.............................  $     33,576    $     21,268    $     15,055    $     12,630    $      7,666
                                         ============    ============    ============    ============    ============
PER SHARE DATA (1):
Basic earnings per share...............  $       1.13    $       0.74    $       0.56    $       0.48    $       0.29
                                         ============    ============    ============    ============    ============
Diluted earnings per share.............  $       1.08    $       0.72    $       0.55    $       0.46    $       0.29
                                         ============    ============    ============    ============    ============
Dividends per share....................  $       0.06    $       0.04    $       0.03    $       0.02    $       0.01
                                         ============    ============    ============    ============    ============
BALANCE SHEET DATA:
Total assets at end of period..........  $  3,811,115    $  2,553,080    $  1,465,508    $  1,460,447    $    965,394
AVERAGE BALANCE SHEET DATA:
Interest earning assets................  $  2,753,814    $  1,837,963    $  1,443,487    $  1,167,361    $    575,662
Total assets...........................     2,899,408       1,970,702       1,542,765       1,236,519         628,893
Total deposits.........................     1,551,880       1,150,814         845,093         594,768         377,219
Preferred securities...................        24,231          24,203          24,174          22,252              --
Common stockholders' equity............       155,809         118,622          81,456          68,370          56,137
SELECTED FINANCIAL RATIOS:
Return on average equity...............          21.5%           17.9%           18.5%           18.5%           13.7%
Return on average assets...............           1.2%            1.1%            1.0%            1.0%            1.2%
Common equity as % of total assets.....           5.4%            6.0%            5.3%            5.5%            8.9%
Dividend payout ratio (2)..............           5.6%            5.6%            5.5%            4.3%            3.4%
Tier 1 capital ratio (3)...............          13.4%           15.0%           15.3%           29.2%           24.6%
Leverage ratio (3).....................           5.2%            5.5%            4.6%            6.4%            9.7%
Non-interest income as % of net
  operating income.....................          73.4%           78.9%           78.7%           75.9%           76.7%
OTHER STATISTICAL DATA:
Assets processed at end of period
  (4)..................................  $303,236,286    $290,162,547    $244,935,314    $139,418,241    $122,563,400
Employees at end of period.............         1,779           1,507           1,258           1,028             827

------------

(1) All numbers shown in this table have been restated to reflect the two-for-one stock splits paid March 17, 1999 and June 15, 2000, where applicable.

(2) We intend to retain the majority of future earnings to fund development and growth of our business. We currently expect to pay cash dividends at an annualized rate of $.08 per share subject to regulatory requirements. Refer to "Market Risk: Liquidity" included in the Management's Discussion and Analysis section for further information.

(3) Refer to "Capital Resources" included within the Management's Discussion and Analysis section for further information.

(4) Assets processed is the total dollar value of financial assets on the reported date for which we provide one or more of the following services: global custody, multicurrency accounting, mutual fund administration, securities lending, foreign exchange, cash management, performance measurement and institutional transfer agency.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO SUCH FINANCIAL STATEMENTS, AND THE OTHER FINANCIAL INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT OUR PLANS, ESTIMATES AND BELIEFS. SEE THE SECTION CALLED "FORWARD-LOOKING STATEMENTS" ON PAGE 8 OF THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS, PARTICULARLY UNDER "RISK FACTORS".

OVERVIEW

    We provide a broad range of services to a variety of financial asset managers. These services include our core services, global custody and multicurrency accounting, as well as our value-added services, such as mutual fund administration, securities lending, foreign exchange, cash management, performance measurement, institutional transfer agency and investment advisory services. At December 31, 2000, we provided services for approximately
$303 billion in net assets, including approximately $18 billion of foreign assets.

    On May 29, 1998 we acquired AMT Capital Services, Inc. a New York based firm providing mutual fund administration services to investment management firms. Under the terms of the acquisition agreement, we acquired all of AMT Capital's outstanding capital stock in exchange for 762,396 shares of our common stock. The acquisition was accounted for as a pooling-of-interests. Upon completion of the acquisition, AMT Capital became a wholly owned subsidiary of Investors Financial and was renamed Investors Capital Services, Inc.

    On October 1, 1998, we acquired the domestic institutional trust and custody business of BankBoston, N.A. Under the terms of the purchase agreement, we paid approximately $48 million to BankBoston as of the closing and subsequently paid an additional $4.9 million based upon client retention. The acquired business provides master trust and custody services to endowments, pension funds, municipalities, mutual funds and other financial institutions. The acquisition was accounted for using the purchase method of accounting. In connection with the acquisition, we also entered into an outsourcing agreement with BankBoston under which we provided custodial services for BankBoston's private banking and institutional asset management businesses. In 2000, the outsourcing agreement and a custody agreement with the BankBoston-sponsored 1784 Funds were terminated. As a result of the early termination of the outsourcing agreement and the 1784 Funds custody agreement, we received a total of $11.4 million in termination fees. We have not experienced and do not anticipate a material impact on net income due to the termination of either agreement. We were informed by BankBoston that its decision to terminate both of the agreements was not related in any way to our quality of service, but was made as part of the integration process undertaken in connection with the merger of BankBoston with Fleet.

    On February 16, 1999, our board of directors declared a two-for-one stock split in the form of a 100% stock dividend payable on March 17, 1999. All numbers in this prospectus have been restated to reflect the two-for-one stock split paid March 17, 1999, where applicable.

    On March 26, 1999, we completed the issuance and sale of 1,800,000 shares of common stock at $14.50 per share in a private placement to one investor. The net capital raised in the private placement was used to support our balance sheet growth.

    On March 10, 2000, we acquired the right to provide institutional custody and related services for accounts managed by the Trust Company of the West, formerly serviced by Sanwa Bank California. The accounts subject to the agreement totaled approximately $4.6 billion in assets.

    On May 15, 2000, our board of directors declared a two-for-one stock split in the form of a 100% stock dividend payable on June 15, 2000. All numbers in this prospectus have been restated to reflect the two-for-one stock split paid June 15, 2000, where applicable.

    On November 28, 2000, we agreed to purchase the advisor custody unit of The Chase Manhattan Bank. This unit provided institutional custody services to accounts holding approximately $27 billion in assets as of October 31, 2000. These accounts consist of individual accounts, trusts, endowments and corporate accounts whose assets are managed by third-party investment advisors. Under the terms of the asset purchase agreement, we will pay to Chase, in two cash installments, a total purchase price of up to $42 million plus the book value of loans to clients that totaled approximately $38 million at October 31, 2000. The amount of the second installment will depend upon client retention. The closing of the purchase is subject to customary closing conditions and regulatory approvals. Subject to the satisfaction of the foregoing conditions, we expect that the closing of the purchase will occur in the first quarter of 2001. We expect the client accounts to be converted to our custody system in mid-2001. The transaction will be accounted for as a purchase.

    On January 1, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" and the corresponding amendments under SFAS 138. The cumulative effect of adoption reduced other comprehensive income, net of tax, by approximately
$3.9 million. In conjunction with the adoption, we elected to reclassify approximately $339 million of securities from held to maturity to available for sale which further reduced other comprehensive income, net of tax, by approximately $0.8 million.

REVENUE AND EXPENSE OVERVIEW

    We derive our revenue from financial asset servicing. Although interest income and non-interest income are reported separately for financial statement presentation purposes, our clients view the pricing of our service offerings on a bundled basis. In establishing a fee structure for a specific client, management analyzes all expected revenue and related expenses, as opposed to separately analyzing fee income and interest income and related expenses for each from the relationship. Accordingly, we believe net operating revenue (net interest income plus non-interest income) and net income are the most meaningful measures of our financial results. Net operating revenue increased 30% to $221 million in 2000 from $170 million in 1999.

    Non-interest income consists primarily of fees for financial asset servicing and is principally derived from global custody, multicurrency accounting, mutual fund administration and institutional transfer agency services for financial asset managers and the assets they control. Our clients pay fees based on the volume of assets under custody, portfolio transactions, income collected and whether other value-added services such as foreign exchange, securities lending and performance measurement are needed. Asset-based fees are usually charged on a sliding scale and are subject to minimum fees. As such, when the assets in a portfolio under custody grow as a result of changes in market values or cash inflows, our fees may be a smaller percentage of those assets. If the value of equity assets held by our clients were to increase or decrease by 10%, we estimate that this, by itself, would cause a corresponding change of approximately 3% in our earnings per share. If the value of fixed income assets held by our clients were to increase or decrease by 10%, we estimate that this, by itself, would cause a corresponding change of approximately 3% in our earnings per share.

    Net interest income represents the difference between income generated from interest-earning assets and expense on interest-bearing liabilities. Interest-bearing liabilities are generated by our clients who, in the course of their financial asset management, generate cash balances which they deposit on a short-term basis with us. We invest these cash balances and remit a portion of the earnings on these investments to our clients. Our share of earnings from these investments is viewed as part of the total package of compensation paid to us from our clients for performing asset servicing.

    Operating expenses consist of costs incurred in support of our business activities. As a service provider, our largest expenditures are staffing costs, including compensation and benefits. We also rely heavily on technological tools and services for processing, communicating and storing data. As a result, our technology and telecommunication expense is also a large percentage of our operating expenses.

STATEMENT OF OPERATIONS

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

NON-INTEREST INCOME

    Non-interest income was $162.0 million in 2000, up 21% from 1999. Non-interest income consists of the following items (Dollars in thousands):

                                                FOR THE YEAR ENDED
                                                   DECEMBER 31,
                                               ---------------------
                                                 2000        1999       CHANGE
                                               ---------   ---------   --------
Asset servicing fees.........................  $159,538    $132,478       20%
Computer service fees........................       478         488       (2)
Other operating income.......................     2,025         795      155
                                               --------    --------
Total non-interest income....................  $162,041    $133,761       21%
                                               ========    ========

    Asset servicing fees were $159.5 million in 2000, up 20% from 1999. The largest component of asset servicing fees is asset-based fees, which increased due to the increase in assets processed. Assets processed is the total dollar value of financial assets on the reported date for which we provide one or more of the following services: global custody, multicurrency accounting, mutual fund administration, securities lending, foreign exchange, cash management, performance management, and institutional transfer agency. Total assets processed increased $13 billion to $303 billion at December 31, 2000 from $290 billion at December 31, 1999. This net increase includes several components (Dollars in billions):

Expansion of existing client relationships.                   $     54
Sales to new clients........................................       2
Reintegration of BankBoston to Fleet........................     (41)
Fund flows and market gain/loss.............................      (2)
                                                                ----
Net increase in assets processed............................    $ 13

    Another significant portion of the increase in asset servicing fees resulted from our success in marketing value-added services, such as foreign exchange and securities lending. Also, asset servicing fees include $0.7 million of transaction fees related to exchange-traded funds.

    Other operating income consists of dividends received relating to our Federal Home Loan Bank of Boston ("FHLBB") stock investment and miscellaneous fees for systems consulting services. The increase in other operating income resulted from an increase in FHLBB stock dividend income due to an increase in our average investment in FHLBB stock during the year ended December 31, 2000 and increased income from consulting services performed for our clients.

OPERATING EXPENSES

    Total operating expenses were $169.0 million in 2000, up 24% from 1999. The components of operating expenses were as follows (Dollars in thousands):

                                                FOR THE YEAR ENDED
                                                   DECEMBER 31,
                                               ---------------------
                                                 2000        1999       CHANGE
                                               ---------   ---------   --------
Compensation and benefits....................  $104,387    $ 83,302       25%
Technology and telecommunications............    22,181      15,744       41
Occupancy....................................    11,003       8,032       37
Transaction processing services..............     9,792       9,234        6
Depreciation and amortization................     4,743       3,911       21
Travel and sales promotion...................     3,713       2,551       46
Professional fees............................     2,290       3,573      (36)
Amortization of goodwill.....................     1,576       1,756      (10)
Insurance....................................       805         769        5
Other operating expenses.....................     8,550       6,943       23
                                               --------    --------
Total operating expenses.....................  $169,040    $135,815       24%
                                               ========    ========

    Compensation and benefits expense was $104.4 million in 2000, up 25% from 1999 due to several factors. The average number of employees increased 15% to 1,641 during the year ended December 31, 2000 from 1,423 for the year ended December 31, 1999. We increased the number of employees to support the expansion of client relationships. In addition, compensation expense related to our management incentive plans increased $2.4 million between years because of the increase in earnings subject to incentive payments in 2000. Benefits, including payroll taxes, group insurance plans, retirement plan contributions and tuition reimbursement, increased $2.8 million for the year ended December 31, 2000. This increase was due principally to increased payroll taxes attributable to the increase in compensation expense.

    Technology and telecommunications expense was $22.2 million in 2000, up 41% from 1999. Our use of contract programmers to perform systems development projects accounted for $3.0 million of the increase. Increased hardware, software and telecommunications expenditures needed to support the growth in assets processed accounted for $2.8 million of the increase. Expenses related to outsourced network monitoring and help desk service, which commenced in 2000, along with mainframe data processing, disaster recovery and other outsourced services accounted for $0.8 million of the increase.

    Occupancy expense was $11.0 million in 2000, up 37% from 1999. This increase was primarily due to increased rent resulting from the expansion of our office space in Boston at the current market rental rates.

    Depreciation and amortization expense was $4.7 million in 2000, up 21% from 1999. This increase resulted from capitalized expenditures associated with the expansion into additional office space and capitalized software.

    Travel and sales promotion expense consists of expenses incurred by the sales force, client management staff and other employees in connection with sales calls on potential clients, traveling to existing client sites and our foreign subsidiaries. This expense was $3.7 million in 2000, up 46% from 1999, due to the increased level of business activity this year.

    Professional fees were $2.3 million in 2000, down 36% from 1999 primarily due to nonrecurring consulting services during 1999 related to the integration of the BankBoston acquisition and tax planning.

    Amortization of goodwill expense was $1.6 million, down 10% from 1999. The decrease results from the net decrease in goodwill due to client retention payments and termination fees in 2000. See details in the "Overview" section.

    Other operating expenses were $8.6 million in 2000, up 23% from 1999. Other operating expenses include fees for recruiting, office supplies, temporary help and various fees assessed by the Massachusetts Banking Commission. Recruiting expenses and temporary help accounted for approximately $0.4 million of the increase while the growth in assets processed contributed to the overall increase in other operating expenses.

NET INTEREST INCOME

    Net interest income is affected by the volume and mix of assets and liabilities, and the movement and level of interest rates. The table below presents the changes in net interest income resulting from changes in the volume of interest-earning assets or interest-bearing liabilities and changes in interest rates for the year ended December 31, 2000 compared to the year ended December 31, 1999. Changes attributed to both volume and rate have been allocated based on the proportion of change in each category (Dollars in thousands):

                                                                    FOR THE YEAR ENDED
                                                                   DECEMBER 31, 2000 VS
                                                                    DECEMBER 31, 1999
                                                              ------------------------------
                                                               CHANGE     CHANGE
                                                               DUE TO     DUE TO
                                                               VOLUME      RATE       NET
                                                              --------   --------   --------
INTEREST-EARNING ASSETS
  Fed funds sold and other..................................  $ 2,009    $   664    $ 2,673
  Investment securities.....................................   55,112     15,180     70,292
  Loans.....................................................    1,747        431      2,178
                                                              -------    -------    -------
  Total interest-earning assets.............................  $58,868    $16,275    $75,143
                                                              -------    -------    -------
INTEREST-BEARING LIABILITIES
  Deposits..................................................  $14,886    $ 3,887    $18,773
  Borrowings................................................   25,228      8,097     33,325
                                                              -------    -------    -------
  Total interest-bearing liabilities........................  $40,114    $11,984    $52,098
                                                              -------    -------    -------
Change in net interest income...............................  $18,754    $ 4,291    $23,045
                                                              =======    =======    =======

    Net interest income was $58.8 million in 2000, up 64% from 1999. This net increase resulted from an increase in interest income of $75.1 million net of an increase in interest expense of $52.1 million. The improvement in net interest income primarily reflects the positive effect of balance sheet growth driven by increased client deposits and borrowings. The net interest margin increased to 2.14% in 2000, up 19 basis points from 1999.

    Average interest-earning assets, primarily investment securities, were $2.8 billion in 2000, up 50% from 1999. Funding for the asset growth was provided by an increase in average short-term borrowings, primarily client repurchase agreements, of $475 million and an increase in average client deposits of $401 million. The effect of changes in volume of interest-earning assets and interest-bearing liabilities was an increase in net interest income of approximately $18.8 million in 2000.

    Average yield on interest earning assets was 6.60% in 2000, up 80 basis points from 1999. The average rate that we paid on interest-bearing liabilities was 5.20% in 2000, up 75 basis points from 1999. The increase in rates reflects the higher interest rate environment in 2000 compared with 1999. The effect on net interest income due to changes in rates was an increase of approximately $4.3 million during the fiscal year ended December 31, 2000.

    The following tables present average balances, interest income and expense, and yields earned or paid on the major categories of assets and liabilities for the periods indicated (Dollars in thousands):

                                              YEAR ENDED DECEMBER 31, 2000          YEAR ENDED DECEMBER 31, 1999
                                           -----------------------------------   -----------------------------------
                                            AVERAGE                  AVERAGE      AVERAGE                  AVERAGE
                                            BALANCE     INTEREST    YIELD/COST    BALANCE     INTEREST    YIELD/COST
                                           ----------   ---------   ----------   ----------   ---------   ----------
INTEREST-EARNING ASSETS
Federal funds sold and other.............  $   74,683   $  4,691        6.28%    $   40,904   $  2,018        4.93%
Investment securities (1)................   2,558,030    171,111        6.69%     1,712,253    100,819        5.89%
Loans (2)................................     121,101      5,943        4.91%        84,806      3,765        4.44%
                                           ----------   --------      ------     ----------   --------      ------
Total interest-earning assets............   2,753,814    181,745        6.60%     1,837,963    106,602        5.80%
                                                        --------      ------                  --------      ------
Allowance for loan losses................        (100)                                 (100)
Non-interest-earning assets..............     145,694                               132,839
                                           ----------                            ----------
Total assets.............................  $2,899,408                            $1,970,702
                                           ==========                            ==========

INTEREST-BEARING LIABILITIES
Deposits:
  Demand.................................  $    4,115   $     82        1.99%    $   33,256   $  1,178        3.54%
  Savings................................   1,217,129     59,035        4.85%       889,832     39,281        4.41%
  Time...................................      11,261        702        6.23%        11,574        587        5.07%
Short term borrowings....................   1,131,287     63,108        5.58%       657,405     29,783        4.53%
                                           ----------   --------      ------     ----------   --------      ------
Total interest-bearing liabilities.......   2,363,792    122,927        5.20%     1,592,067     70,829        4.45%
                                                        --------      ------                  --------      ------
Non-interest-bearing liabilities:
  Demand deposits........................     194,694                               117,117
  Savings................................      54,919                                34,035
  Non-interest bearing time deposits.....      69,762                                65,000
  Other liabilities......................      36,201                                19,658
                                           ----------                            ----------
Total liabilities........................   2,719,368                             1,827,877
Trust Preferred Securities...............      24,231                                24,203
Equity...................................     155,809                               118,622
                                           ----------                            ----------
Total liabilities and equity.............  $2,899,408                            $1,970,702
                                           ==========                            ==========
Net interest income......................               $ 58,818                              $ 35,773
                                                        ========                              ========
Net interest margin (3)..................                               2.14%                                 1.95%
                                                                      ======                                ======
Average interest rate spread (4).........                               1.40%                                 1.35%
                                                                      ======                                ======
Ratio of interest-earning assets to
  Interest-bearing liabilities...........                             116.50%                               115.45%
                                                                      ======                                ======

------------

(1) Average yield/cost on available for sale securities is based on amortized cost.

(2) Average yield/cost on loans includes accrual and nonaccrual loan balances.

(3) Net interest income divided by total interest-earning assets.

(4) Yield on interest-earning assets less rate paid on interest-bearing liabilities.

INCOME TAXES

    Income taxes were $16.7 million in 2000, up 54% from 1999, consistent with the increased level of pre-tax income. The overall effective tax rate remained at 32% for both years.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

NON-INTEREST INCOME

    Non-interest income was $133.8 million in 1999, up 35% from 1998. Non-interest income consists of the following items (Dollars in thousands):

                                                                    FOR THE
                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998      CHANGE
                                                              ---------   --------   --------
Asset servicing fees........................................  $132,478    $96,757       37%
Computer service fees.......................................       488        518       (6)
Other operating income......................................       795        748        6
Net gain on sale of securities..............................        --        833       --
                                                              --------    -------
Total non-interest income...................................  $133,761    $98,856       35%
                                                              ========    =======

    Asset servicing fees were $132.5 million in 1999, up 37% from 1998 due principally to higher levels of assets processed resulting from the addition of new clients as well as the expansion of existing client relationships. Total net assets processed increased 18% to $290 billion at December 31, 1999 from $245 billion at December 31, 1998. Another significant portion of the increase in asset servicing fees resulted from our success in marketing value-added services such as cash management and securities lending.

OPERATING EXPENSES

    In 1999 total operating expenses were $135.8 million, up 36% from 1998. The components of operating expenses are as follows (Dollars in thousands):

                                                                    FOR THE
                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998      CHANGE
                                                              ---------   --------   --------
Compensation and benefits...................................  $ 83,302    $61,901       35%
Technology and telecommunications...........................    15,744     10,965       44
Transaction processing services.............................     9,234      7,251       27
Occupancy...................................................     8,032      6,991       15
Depreciation and amortization...............................     3,911      2,657       47
Professional fees...........................................     3,573      1,590      125
Travel and sales promotion..................................     2,551      1,920       33
Amortization of goodwill....................................     1,756        442      297
Insurance...................................................       769        783       (2)
Other operating expenses....................................     6,943      5,084       37
                                                              --------    -------
Total operating expenses....................................  $135,815    $99,584       36%
                                                              ========    =======

    Compensation and benefits expense was $83.3 million, up 35% from 1998 due to several factors. The average number of employees increased 25% to 1,423 during the year ended December 31, 1999 from 1,139 in 1998. This increase relates to new client relationships and the expansion of existing client relationships during the year. In addition, compensation expense related to our management incentive plans increased $4.0 million between years because of the increase in earnings subject to incentive payments in 1999 compared to 1998. Benefits, including payroll taxes, group insurance plans, retirement plan contributions and tuition reimbursement, increased $2.4 million for the year ended
December 31, 1999 from the same period in 1998.

    Technology and telecommunication fees were $15.7 million, up 44% from 1998. Increased hardware, software and telecommunications expenses needed to support the growth in assets processed accounted for $1.7 million of the increase. Our use of contract programmers to perform information systems development projects accounted for $0.8 million of the increase. Expenses relating to the conversion of the BankBoston business accounted for $0.5 million of the increase.

    Transaction processing services expense was $9.2 million, up 27% from 1998. The increase relates primarily to an increase in subcustodian fees driven by growth in foreign assets processed for clients.

    Occupancy expense was $8.0 million, up 15% from 1998. This increase resulted from the temporary rental of office space relating to the BankBoston acquisition along with the expansion of office space in our Boston location.

    Depreciation and amortization expense was $3.9 million, up 47% from 1998. This increase resulted primarily from software costs capitalized under AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which were placed in service in 1999.

    Professional fees were $3.6 million, up 125% from 1998. The increase in professional fees relates primarily to consulting services related to the integration of the BankBoston business and tax planning.

    Travel and sales promotion expense was $2.6 million, up 33% from 1998 due primarily to increased travel relating to the integration of the BankBoston business.

    Amortization of goodwill expense was $1.8 million, up 297% from 1998. The acquisition of BankBoston's institutional trust and custody business was accounted for under the purchase method of accounting and as a result, the purchase price was allocated first to all identifiable tangible and intangible assets acquired and liabilities assumed. The remainder of the purchase price (excess of purchase price over the fair value of intangible net assets) was then allocated to goodwill. The increase relates to the full year amortization of the resulting goodwill from the acquisition, which is being amortized over its estimated useful life.

    Other operating expenses were $6.9 million, up 37% from 1998. Recruiting costs accounted for $0.9 million of the increase due to the growth of our staffing needs. The growth in assets processed resulted in an overall increase in operating expenses.

NET INTEREST INCOME

    Net interest income is affected by the volume and mix of assets and liabilities, and the movement and level of interest rates. The table below presents the changes in net interest income resulting from changes in the volume of interest-earning assets or interest-bearing liabilities and changes in interest rates for the year ended December 31, 1999 compared to the year ended December 31, 1998. Changes attributed to both volume and rate have been allocated based on the proportion of change in each category (Dollars in thousands).

                                                                    FOR THE YEAR ENDED
                                                                   DECEMBER 31, 1999 VS
                                                                    DECEMBER 31, 1998
                                                              ------------------------------
                                                               CHANGE     CHANGE
                                                               DUE TO     DUE TO
                                                               VOLUME      RATE       NET
                                                              --------   --------   --------
INTEREST-EARNING ASSETS
  Fed funds sold and interest-earning deposits..............  $   480    $  (144)   $   336
  Investment securities.....................................   21,146     (1,374)    19,772
  Loans.....................................................    1,046       (284)       762
                                                              -------    -------    -------
  Total interest-earning assets.............................  $22,672    $(1,802)   $20,870
                                                              -------    -------    -------
INTEREST-BEARING LIABILITIES
  Deposits..................................................  $15,143    $(3,500)   $11,643
  Borrowings................................................      973       (825)       148
                                                              -------    -------    -------
  Total interest-bearing liabilities........................  $16,116    $(4,325)   $11,791
                                                              -------    -------    -------
Change in net interest income...............................  $ 6,556    $ 2,523    $ 9,079
                                                              =======    =======    =======

    Net interest income increased $9.1 million or 34% to $35.8 million for the year ended December 31, 1999 from $26.7 million for the year ended December 31, 1998. This net increase resulted from an increase in interest income of $20.9 million offset by an increase in interest expense of $11.8 million. The net impact of the above changes was a 10 basis point increase in net interest margin.

    The increase in interest income resulted from an expansion of the balance sheet. The equity obtained in the $26 million private placement completed in March 1999 allowed us to expand the average balance sheet with deposits that had been invested in third-party sweeps. Our average interest-earning assets increased 27% compared to the same period in 1998.

    Interest expense increased due to a 32% increase in average interest-bearing liabilities. The increase was offset by a decrease between periods in the average interest rates that we paid from 4.80% to 4.36%.

INCOME TAXES

    Taxes for the year ended December 31, 1999 were $10.8 million, up from $9.3 million in 1998. The overall effective tax rate for the period was 32%, which compares to 36% for 1998. The year-to-year decrease resulted from a reduction in state taxes due to the restructuring of corporate entities.

FINANCIAL CONDITION

INVESTMENT PORTFOLIO

    The following table summarizes our investment portfolio as of the dates indicated (Dollars in thousands):

                                                          DECEMBER 31,
                                                     -----------------------
                                                        2000         1999
                                                     ----------   ----------
SECURITIES HELD TO MATURITY:
Mortgage-backed securities.........................  $1,900,301   $1,464,816
Federal agency securities..........................     311,809      227,030
State and political subdivisions...................      79,618       63,871
Foreign government securities......................       7,566        7,638
                                                     ----------   ----------
Total securities held to maturity..................  $2,299,294   $1,763,355
                                                     ==========   ==========

SECURITIES AVAILABLE FOR SALE:
Mortgage-backed securities.........................  $  550,465   $  239,132
State and political subdivisions...................     122,235       52,310
Federal agency securities..........................      54,129       47,875
Corporate debt.....................................      45,504       36,293
                                                     ----------   ----------
Total securities available for sale................  $  772,333   $  375,610
                                                     ==========   ==========

    Our investment portfolio is used to invest depositors' funds and provide a secondary source of earnings for us. In addition, we use the investment portfolio to secure open positions at securities clearing institutions in connection with our custody services. The portfolio is comprised of securities of state and political subdivisions, mortgage-backed securities issued by the Federal National Mortgage Association ("FNMA" or "Fannie Mae") and the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac"), and Federal Agency callable bonds issued by FHLMC and the FHLB, municipal securities, corporate debt securities, and foreign government bonds issued by the Canadian provinces of Ontario and Manitoba.

    We invest in mortgage-backed securities, Federal agency callable bonds and corporate debt to increase the total return of the investment portfolio. Mortgage-backed securities generally have a higher yield than U.S. Treasury securities due to credit and prepayment risk. Credit risk results from the possibility that a loss may occur if a counterparty is unable to meet the terms of the contract. Prepayment risk results from the possibility that changes in interest rates may cause mortgage securities to be paid off prior to their maturity dates. Federal agency callable bonds generally have a higher yield than U.S. Treasury securities due to credit and call risk. Credit risk results from the possibility that the Federal agency issuing the bonds may be unable to meet the terms of the bond. Call risk results from the possibility that fluctuating interest rates and other factors may result in the exercise of the call option by the Federal agency. Credit risk related to mortgage-backed securities and Federal agency callable bonds is substantially reduced by payment guarantees and credit enhancements.

    We invest in municipal securities to generate stable, tax advantaged income. Municipal securities generally have lower stated yields than Federal agency and U.S. Treasury securities, but the after-tax yields are comparable. Municipal securities are subject to credit risk.

    We invest in foreign government bonds in order to generate foreign source income to maximize the use of the foreign tax credit. The foreign government bonds are denominated in U.S. dollars to avoid foreign currency risk. These bonds are subject to credit risk.

    The book value and weighted average yield of our securities held to maturity at December 31, 2000 are reflected in the following table (Dollars in thousands):

                                                                 YEARS
                       -----------------------------------------------------------------------------------------
                             UNDER 1                1 TO 5                 5 TO 10                OVER 10
                       -------------------   ---------------------   --------------------   --------------------
                        AMOUNT     YIELD       AMOUNT      YIELD      AMOUNT      YIELD      AMOUNT      YIELD
                       --------   --------   ----------   --------   ---------   --------   ---------   --------
Mortgage-backed
  securities.........  $11,208      5.72%    $1,128,883     6.97%    $521,578      7.38%    $238,632      7.29%

Federal agency
  securities.........       --        --        118,842     7.19      192,967      7.50           --        --
State and political
  subdivisions.......       --        --             --       --        3,985      5.62       75,633      5.44
Foreign government
  securities.........    5,043      6.84          2,523     6.85           --        --           --        --
                       -------               ----------              --------               --------
Total securities held
  to maturity........  $16,251      6.07%    $1,250,248     6.99%    $718,530      7.41%    $314,265      6.84%
                       =======               ==========              ========               ========

    The book value and weighted average yield of our securities available for sale at December 31, 2000 are reflected in the following table (Dollars in thousands):

                                                                 YEARS
                        ---------------------------------------------------------------------------------------
                              UNDER 1                1 TO 5                5 TO 10                OVER 10
                        -------------------   --------------------   --------------------   -------------------
                         AMOUNT     YIELD      AMOUNT      YIELD      AMOUNT      YIELD      AMOUNT     YIELD
                        --------   --------   ---------   --------   ---------   --------   --------   --------
Mortgage-backed
  securities..........   $   --        --     $494,436      7.44%    $ 48,744      7.99%    $ 7,285      7.70%
State and political
  subdivisions........    3,397      4.19%      28,074      4.33       89,637      4.92       1,127      5.10

Federal agency
  securities..........       --        --       54,129      5.96           --        --          --        --
Corporate debt........       --        --           --        --           --        --      45,504      5.86
                         ------               --------               --------               -------
Total securities
  available for
  sale................   $3,397      4.19%    $576,639      7.15%    $138,381      6.00%    $53,916      6.09%
                         ======               ========               ========               =======

LOAN PORTFOLIO

    The following table summarizes our loan portfolio for the dates indicated (Dollars in thousands):

                                                            DECEMBER 31,
                                                        ---------------------
                                                          2000        1999
                                                        ---------   ---------
Loans to mutual funds.................................  $ 86,316    $ 44,369
Loans to individuals..................................    43,016      65,010
Loans to others.......................................        37          13
                                                        --------    --------
                                                        $129,369    $109,392
Less: allowance for loan losses.......................      (100)       (100)
                                                        --------    --------
Net loans.............................................  $129,269    $109,292
                                                        ========    ========
Floating Rate.........................................  $129,337    $109,379
Fixed Rate............................................        32          13
                                                        --------    --------
                                                        $129,369    $109,392
                                                        ========    ========

    Virtually all loans to individually managed account customers are written on a demand basis, bear variable interest rates tied to the prime rate and are fully secured by liquid collateral, primarily freely tradable securities held in custody by us for the borrower. Loans to mutual funds include unsecured lines of credit that may, in the event of default, be collateralized at our option by securities held in custody by us for those mutual funds. Loans to mutual funds also include advances that we make to certain mutual fund clients pursuant to the terms of our custody agreements with those clients to facilitate securities transactions and redemptions.

    At December 31, 2000, our only lending concentrations, which exceeded 10% of total loan balances, were the lines of credit to mutual fund clients discussed above. These loans were made in the ordinary course of business on the same terms and conditions prevailing at the time for comparable transactions.

    Our credit loss experience has been excellent. There have been no loan charge-offs or adverse credit actions in our history. It is our policy to place a loan on non-accrual status when either principal or interest becomes 60 days past due and the loan's collateral is not sufficient to cover both principal and accrued interest. As of December 31, 2000, there were no loans on non-accrual status, no loans greater than 90 days past due, and no troubled debt restructurings. Although virtually all of our loans are fully collateralized with freely tradable securities, management recognizes some credit risk inherent in the loan portfolio, and has recorded an allowance for loan losses of $0.1 million at December 31, 2000. This amount is not allocated to any particular loan, but is intended to absorb any risk of loss inherent in the loan portfolio. Management actively monitors the loan portfolio and the underlying collateral and regularly assesses the adequacy of the allowance for loan losses.

MARKET RISK

    We engage in investment activities to serve clients' investment needs and contribute to overall corporate earnings. Interest-bearing liabilities are generated by our clients who, in the course of their financial asset management, generate cash balances which they deposit on a short-term basis with us. We invest these cash balances and remit a portion of the earnings on these investments to our clients. In the conduct of these activities, we are subject to market risk. Market risk is the risk of an adverse financial impact from changes in market prices, such as interest rates. The level of risk we assume is a function of our overall objectives and liquidity needs, client requirements and market volatility.

    The active management of market risk is integral to our operations. The objective of interest rate sensitivity management is to provide sustainable net interest revenue under various economic conditions. We manage the structure of interest-earning assets and interest-bearing liabilities by adjusting the mix, yields and maturity or repricing characteristics, based on market conditions. Since client deposits and repurchase agreements, our primary sources of funds, are predominantly short-term, we maintain a generally short-term structure for our interest-earning assets, including money-market assets and investments. We also use interest rate swap agreements to augment our management of interest rate exposure. The effect of these agreements is to lengthen short-term variable-rate liabilities into longer-term fixed-rate liabilities.

    Our board of directors has set investment policies that define the overall framework for managing interest rate sensitivity, including accountabilities and controls over investment activities. These policies delineate investment limits and strategies that are appropriate, given our liquidity and regulatory requirements. For example, we have established a policy limit stating that projected net interest income over the next 12 months will not be reduced by more than 10% given a change in interest rates of up to 200 basis points (+ or -) over 12 months. Each quarter, our board of directors reviews our investment position, including simulations of the effect of various interest rate scenarios on our capital.

    Our board of directors has delegated day-to-day responsibility for oversight of the investment function to our Asset and Liability Committee (ALCO). ALCO is a senior management committee consisting of the Chief Executive Officer, the Executive Vice President, the Chief Financial Officer and members of the Treasury and Finance functions. ALCO meets twice monthly. Our primary tool in managing interest rate sensitivity is an income simulation model. Key assumptions in the simulation model include the timing of cash flows, maturities and repricing of financial instruments, changes in market conditions, capital planning and deposit sensitivity. The model assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period will change periodically over the period being measured. The model also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. These assumptions are inherently uncertain and as a result, the model cannot precisely predict the effect of changes in interest rates on our net interest income. Actual results may differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies.

    The results of the income simulation model as of December 31, 2000 and 1999 indicated that an upward shift of interest rates by 200 basis points would result in a reduction in projected net interest income of 9.47% and 9.01%, respectively. Conversely, a downward shift of 200 basis points would result in an increase in projected net interest income of 8.59% and 8.20%, respectively.

    We also use gap analysis as a secondary tool to manage our interest rate sensitivity. Gap analysis involves measurement of the difference in asset and liability repricing on a cumulative basis within a specified time frame. A positive gap indicates that more interest-earning assets than interest-bearing liabilities mature in a time frame, and a negative gap indicates the opposite. By seeking to minimize the amount of assets and liabilities that could reprice in the same time frame, we attempt to reduce the risk of significant adverse effects on net interest income caused by interest rate changes. As shown in the table below, at December 31, 2000, interest-bearing liabilities repriced faster than interest-earning assets, as has been typical for us. If all other variables remained constant, in the short-term, falling interest rates would lead to net interest revenue that is higher than it would have been; rising rates would lead to lower net interest income. Other important determinants of net interest income are rate levels, balance sheet growth and mix, and interest rate spreads.

    The following table presents the repricing schedule for our interest-earning assets and interest-bearing liabilities at December 31, 2000 (Dollars in thousands):

                             WITHIN        THREE      SIX TO     ONE YEAR
                              THREE       TO SIX      TWELVE      TO FIVE    OVER FIVE
                             MONTHS       MONTHS      MONTHS       YEARS       YEARS        TOTAL
                           -----------   ---------   ---------   ---------   ----------   ----------
Interest-earning
  assets (1):
  Federal funds sold.....  $   450,000   $      --   $      --   $      --   $      --    $  450,000
  Investment
    securities (2).......    1,489,450     277,734     442,625     469,922     391,895     3,071,626
  Loans --
    variable-rate........      129,237          --          --          --          --       129,237
  Loans -- fixed-rate....           --          --          --          32          --            32
                           -----------   ---------   ---------   ---------   ---------    ----------
    Total
      interest-earning
      assets.............    2,068,687     277,734     442,625     469,954     391,895     3,650,895
                           -----------   ---------   ---------   ---------   ---------    ----------
Interest-bearing
  liabilities:
  Demand deposit
    accounts.............        3,009          --          --          --          --         3,009
  Savings accounts.......    1,875,238          --          --          --          --     1,875,238
  Interest rate
    contracts............     (500,000)     60,000     120,000     320,000          --            --
  Short-term
    borrowings...........    1,251,971          --          --          --          --     1,251,971
                           -----------   ---------   ---------   ---------   ---------    ----------
    Total
      interest-bearing
      liabilities........    2,630,218      60,000     120,000     320,000          --     3,130,218
                           -----------   ---------   ---------   ---------   ---------    ----------
    Net interest
      sensitivity gap
      during the
      period.............  $  (561,531)  $ 217,734   $ 322,625   $ 149,954   $ 391,895    $  520,677
                           ===========   =========   =========   =========   =========    ==========
    Cumulative gap.......  $  (561,531)  $(343,797)  $ (21,172)  $ 128,782   $ 520,677
                           ===========   =========   =========   =========   =========
Interest sensitive assets
  as a percent of
  interest sensitive
  liabilities
  (cumulative)...........        78.65%      87.22%      99.25%     104.11%     116.63%
                           ===========   =========   =========   =========   =========
Interest sensitive assets
  as a percent of total
  assets (cumulative)....        54.28%      61.57%      73.18%      85.51%      95.80%
                           ===========   =========   =========   =========   =========
Net interest sensitivity
  gap as a percent of
  total assets...........       (14.73)%      5.71%       8.47%       3.93%      10.28%
                           ===========   =========   =========   =========   =========
Cumulative gap as a
  percent of total
  assets.................       (14.73)%     (9.02)%     (0.56)%      3.38%      13.66%
                           ===========   =========   =========   =========   =========

----------

(1) Adjustable rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due. Fixed rate loans are included in the period in which they are scheduled to be repaid.

(2) Mortgage-backed securities are included in the period that corresponds with their effective maturity.

LIQUIDITY

    Liquidity represents the ability of an institution to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. For a financial institution such as us, these obligations arise from the withdrawals of deposits and the payment of operating expenses.

    Our primary sources of liquidity include cash and cash equivalents, federal funds sold, new deposits, short-term borrowings, interest payments on securities held to maturity and available for sale, fees collected from asset administration clients, and the capital raised from this offering. As a result of our management of liquid assets and the ability to generate liquidity through liability funds, management believes that we maintain overall liquidity sufficient to meet our depositors' needs, to satisfy our operating requirements and to fund the payment of an anticipated annual cash dividend of $0.08 per share for 2001 (approximately $2.4 million based upon 29,912,711 shares outstanding as of December 31, 2000).

    Our ability to pay dividends on the common stock may depend on the receipt of dividends from Investors Bank. Any dividend payments by Investors Bank are subject to certain restrictions imposed by the Massachusetts Commissioner of Banks. In addition, we may not pay dividends on our common stock if we are in default under certain agreements entered into in connection with the sale of our Capital Securities. The Capital Securities were issued by Investors Capital Trust I, a Delaware statutory business trust sponsored by us, and qualify as Tier I capital under the capital guidelines of the Federal Reserve.

    We have informal borrowing arrangements with various counterparties. Each counterparty has agreed to make funds available to us at the Federal funds overnight rate. The aggregate amount of these borrowing arrangements as of December 31, 2000 was $540 million. Each bank may terminate its arrangement at any time and is under no contractual obligation to provide us with requested funding. Our borrowings under these arrangements are typically on an overnight basis. We cannot be certain, however, that such funding will be available. Lack of availability of liquid funds could have a material adverse impact on our operations.

    We also have Master Repurchase Agreements in place with various counterparties. Each broker has agreed to make funds available to us at various rates in exchange for collateral consisting of marketable securities. The aggregate amount of these borrowing arrangements at December 31, 2000 was $2.0 billion.

    We also have a borrowing arrangement with the FHLBB. We may borrow amounts determined by prescribed collateral levels and the amount of FHLBB stock we hold. We are required to hold FHLBB stock equal to no less than (i) 1% of our outstanding residential mortgage loan principal (including mortgage pool securities), (ii) 0.3% of total assets, or (iii) total advances from the FHLBB, divided by a leverage factor of 20. The aggregate amount of borrowing available to us under this arrangement at December 31, 2000 was $1.0 million.

    Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $41.6 million for the year ended December 31, 2000. Net cash used for investing activities, consisting primarily of the excess of purchases of investment securities over proceeds from maturities of investment securities, was $1.3 billion for the year ended December 31, 2000. Net cash provided by financing activities, consisting primarily of net activity in deposits and short-term borrowings, was $1.2 billion for the year ended December 31, 2000.

CAPITAL RESOURCES

    Historically, we have financed our operations principally through internally generated cash flows. We incur capital expenditures for furniture, fixtures and miscellaneous equipment needs. We lease microcomputers through operating leases. Capital expenditures have been incurred and leases entered into on an as-required basis, primarily to meet our growing operating needs. As a result, our capital expenditures were $9.5 million and $3.4 million for the years ended December 31, 2000 and 1999, respectively.

    Stockholders' equity at December 31, 2000 was $178.8 million, up 31%, from 1999. The ratio of stockholders' equity to assets decreased to 4.7% at December 31, 2000 from 5.4% at December 31, 1999.

    The FRB has adopted a system using internationally consistent risk-based capital adequacy guidelines to evaluate the capital adequacy of banks and bank holding companies. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally upon the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. Some off-balance sheet items are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning them the appropriate risk weight.

    FRB and FDIC guidelines require that banking organizations have a minimum ratio of total capital to risk-adjusted assets and off-balance sheet items of 8.0%. Total capital is defined as the sum of "Tier I" and "Tier II" capital elements, with at least half of the total capital required to be Tier I. Tier I capital includes, with certain restrictions, the sum of common stockholders' equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in consolidated subsidiaries, less certain intangible assets. Tier II capital includes, with certain limitations, subordinated debt meeting certain requirements, intermediate-term preferred stock, certain hybrid capital instruments, certain forms of perpetual preferred stock, as well as maturing capital instruments and general allowances for loan losses.

    The following table summarizes our Tier I and total capital ratios at December 31, 2000 (Dollars in thousands):

                                                            AMOUNT      RATIO
                                                          ----------   --------
Tier I capital..........................................  $  170,399    13.38%
Tier I capital minimum requirement......................      50,923     4.00%
                                                          ----------    -----
Excess Tier I capital...................................  $  119,476     9.38%
                                                          ==========    =====
Total capital...........................................  $  170,499    13.39%
Total capital minimum requirement.......................     101,847     8.00%
                                                          ----------    -----
Excess total capital....................................  $   68,652     5.39%
                                                          ==========    =====
Risk adjusted assets, net of intangible assets..........  $1,273,084
                                                          ==========

    The following table summarizes Investors Bank's Tier I and total capital ratios at December 31, 2000 (Dollars in thousands):

                                                            AMOUNT      RATIO
                                                          ----------   --------
Tier I capital..........................................  $  166,750    13.11%
Tier I capital minimum requirement......................      50,867     4.00%
                                                          ----------    -----
Excess Tier I capital...................................  $  115,883     9.11%
                                                          ==========    =====
Total capital...........................................  $  166,850    13.12%
Total capital minimum requirement.......................     101,735     8.00%
                                                          ----------    -----
Excess total capital....................................  $   65,115     5.12%
                                                          ==========    =====
Risk adjusted assets, net of intangible assets..........  $1,271,686
                                                          ==========

    In addition to the risk-based capital guidelines, the FRB and the FDIC use a "Leverage Ratio" as an additional tool to evaluate capital adequacy. The Leverage Ratio is defined to be a company's Tier I capital divided by its adjusted average total assets. The Leverage Ratio adopted by the federal banking agencies requires a ratio of 3.0% Tier I capital to adjusted average total assets for top-rated banking institutions. All other banking institutions are expected to maintain a Leverage Ratio of 4.0% to 5.0%. The computation of the risk-based capital ratios and the Leverage Ratio requires that our capital and that of Investors Bank be reduced by most intangible assets. Our Leverage Ratio at December 31, 2000 was 5.16%, which is in excess of regulatory minimums. Investors Bank's Leverage Ratio at December 31, 2000 was 5.05%, which is also in excess of regulatory minimums. See "Business -- Regulation and Supervision" for further information.

                                    BUSINESS

GENERAL

    Investors Financial Services Corp. is a bank holding company. We were organized as a Delaware corporation in 1995. Through our subsidiaries, we provide asset servicing for the financial services industry. We provide services from offices in Boston, New York, Toronto, Dublin and the Cayman Islands.

    Our primary operating subsidiary is Investors Bank & Trust
Company-Registered Trademark- which was founded in 1969 as a banking subsidiary of Eaton Vance Corp. Eaton Vance is an investment management firm. In 1995, we reorganized as a bank holding company, were spun-off to the stockholders of Eaton Vance and completed our initial public offering.

    We provide a broad range of services to financial asset managers, such as mutual fund complexes, investment advisors, banks and insurance companies. We think of these services in two categories: core services and value-added services. Our core services include global custody and multicurrency accounting. Our value-added services include mutual fund administration, securities lending, foreign exchange and cash management. At December 31, 2000, we provided services for approximately $303 billion in net assets, including approximately
$18 billion of foreign assets.

PENDING ACQUISITION OF CHASE ADVISOR CUSTODY UNIT

    On November 28, 2000, Investors Bank agreed to purchase the advisor custody unit of The Chase Manhattan Bank. This unit provided institutional custody services to accounts holding approximately $27 billion in assets as of October 31, 2000. These accounts consist of individual accounts, trusts, endowments and corporate accounts whose assets are managed by third-party investment advisors.

    Pursuant to the terms of the asset purchase agreement, we will pay to Chase, in two cash installments, a total purchase price of up to $42 million plus the book value of loans to clients that totaled approximately $38 million at October 31, 2000. The amount of the second installment will depend on client retention. The closing of the purchase is subject to customary closing conditions and regulatory approvals. Subject to the satisfaction of the foregoing conditions, we expect that the closing of the purchase will occur in the first quarter of 2001. We expect the client accounts to be converted to our custody system in mid-2001.

    The transaction will be accounted for as a purchase. We expect the acquisition to be accretive to earnings per share beginning in mid-2001 and for the full fiscal year, assuming the successful integration of staff, systems and facilities by mid-2001.

    We believe that our knowledge and experience in the asset servicing business, as well as our core strategy of providing superior client service, will provide opportunities to service additional assets managed by clients acquired from Chase.

INDUSTRY OVERVIEW

    Asset managers invest and manage the financial assets entrusted to them. They do so using a broad range of financial products, including mutual funds, unit investment trusts, separate accounts, variable annuities and other products that pool together money from many investors. Asset servicing companies like ours perform various services for asset managers and the pooled financial products they sponsor.

    SUSTAINED FINANCIAL ASSET GROWTH. Growth in financial assets under management has been strong over the past ten years. Factors driving this growth are an aging population, the privatization of retirement systems and the increased popularity of pooled investment products, including mutual funds. These trends are expected to continue. The total amount of U.S. financial assets held in mutual funds, life insurance companies, private pension funds and bank personal trust accounts grew to $15.4 trillion at December 31, 1999 from $4.5 trillion in 1989, a compounded annual growth rate of 13%. Mutual funds, a primary market for our services, hold a large portion of the money invested in pooled investment vehicles. The U.S. mutual fund market has grown at a compounded annual growth rate of more than 19% since 1989, and held over $6 trillion in assets at December 31, 1999. The following table presents U.S. financial assets, including mutual funds, at December 31, 1999 and December 31, 1989 (Dollars in billions):

                                                                                    COMPOUND
                                                                                     ANNUAL
                                       DECEMBER 31, 1999     DECEMBER 31, 1989    GROWTH RATE
                                      -------------------   -------------------   ------------
U.S. FINANCIAL ASSETS
Mutual Funds........................      $ 6,299.70             $1,066.80           19.43%
Life Insurance Companies............        3,067.90              1,245.50            9.43
Private Pension Funds...............        4,959.30              1,634.30           11.74
Bank Personal Trusts and Estates....        1,092.30                515.10            7.81
                                          ----------             ---------
  Total.............................      $15,419.20             $4,461.70           13.27%

SOURCE: FEDERAL RESERVE BANK

    CONSOLIDATION AND OUTSOURCING TRENDS. Another important factor affecting the industry is the consolidation in the number of asset servicing providers. During the past ten years, a number of small and mid-size asset servicers consolidated with larger service providers or divested their asset servicing operations to focus their resources on core businesses. Since the early 1990's, more than 25 service providers have consolidated their operations with other companies. This ongoing consolidation has concentrated the industry around a smaller number of providers and presents us with increasing opportunities for growth.

    Asset servicing is viewed differently by asset management organizations depending on their operational philosophy. The majority of asset managers hire third parties to provide custody services. Some use more than one custodian to foster cost reduction through competition. Large asset managers may have enough assets to justify the cost of providing in-house facilities to handle accounting, administration and transfer agency services. Smaller asset managers generally hire third parties to provide accounting, administration and transfer agency services in addition to custody. Keeping abreast of developments like Internet data delivery, Y2K, the Euro, decimalization of stock prices and compressed settlement cycles has forced significant increases in technology spending across the financial services industry. We believe that this increase in spending requirements has accelerated the pace at which asset managers outsource back office operations to asset servicers.

    TECHNOLOGY. Information technology is a driving force in the financial services industry. Asset managers are able to create innovative investment products using technological tools including:

    - Access to data from world markets as a result of more powerful and affordable information processing power.

    - The ability to send and receive large volumes of information almost instantly through widely dispersed communication networks.

    - Timely on-line access to electronic information on security positions, prices and price shifts that facilitates on-line currency trading, indexing of assets, real time arbitrage, and hedging through the use of derivative securities.

    Asset servicers use technology as a competitive tool to deliver precise and functional information to asset managers. Technology also allows asset servicers to offer more value-added services such as performance measurement. Examples of analytical tools used in performance measurement include reports showing time-weighted return, performance by sector, and time-weighted return by sector.

    COMPLEX INVESTMENT PRODUCTS. Asset managers create different investment structures in an effort to capture efficiencies of larger pools of assets. One innovative example of this is the master-feeder structure. In the master-feeder structure, one or more investment vehicles (the "feeder funds") with identical investment objectives pool their assets in the common portfolio of a separate investment vehicle (the "master fund"). This structure permits each of the feeder funds to be sold to a separate target market or through a different distribution channel. The feeder fund, if it were a stand-alone fund, might not be large enough to support its operating costs. The feeder funds benefit from economies of scale available to the larger pool of assets invested in the master fund.

    In addition, a growing number of mutual funds have been structured as multi-tiered funds or as multi-manager funds in order to address the differing requirements and preferences of potential investors. Multi-tiered arrangements allow an investment company to sell interests in a single investment portfolio to separate classes of stockholders. In this environment, investors have the option of purchasing multi-tiered fund shares with the sales load structure that best meets their short-term and long-term investment strategy. Multi-manager funds have two or more investment managers, who may have different investing styles, managing the assets of one fund. Multi-manager funds allow an investor to invest along multiple style lines with a single investment.

    Another innovation in the mutual fund industry is the advent of exchange traded funds, or ETFs. ETFs are securities that replicate an index and are traded on a national securities exchange, usually the American Stock Exchange. Unlike investing in a conventional index mutual fund, investing in an ETF allows investors to buy and sell shares throughout the trading day at market prices. ETFs also offer potential tax efficiencies. According to an industry source, assets invested in ETFs are expected to grow at a 30% to 50% average annual rate over the next five years, reaching between $200 billion and $500 billion.

    Asset managers have also expanded their reach in the global marketplace to capitalize on cross-border and multi-national marketing opportunities. This creates demand for asset servicing around the world and particular demand for value added services like foreign exchange.

OUR STRATEGY

    We believe that asset servicing companies operate most efficiently when bundling core services such as custody and accounting with value-added services such as securities lending and foreign exchange. We also believe that efficient integration of these services is critical to both service quality and profitability.

    MAINTAIN TECHNOLOGICAL EXPERTISE. One of our core strategies is to maintain our technological expertise. The asset servicing industry requires the technological capability to support a wide range of global security types, currencies, and complex portfolio structures. Asset servicers must also maintain the telecommunications flexibility to support the diversity of global communications standards. Technological change creates opportunities for product differentiation and cost reduction.

    Our Fund Accounting and Custody Tracking System, or FACTS, is a single integrated technology platform that combines our products into one solution for customers and can accommodate rapid growth. FACTS provides the following functions in a single information system:

    - Custody

    - Securities movement and control

    - Portfolio accounting

    - Multicurrency general ledger accounting

    - Pricing

    - Net asset value calculation

    - Multi-tier and multi-manager processing

    - ETF processing

    By consolidating these functions, we have eliminated redundancy in data capture and reduced the opportunity for clerical error.

    The consolidation of functions available through FACTS allows us to assign a dedicated client team to provide a full suite of services to each account. We believe that this approach helps us to provide high quality service and to maintain better overall relationships with our clients.

    The FACTS architecture also enables us to modify the system quickly. Swift modifications result in increased processing quality, efficiency, and an increased ability to implement service innovations for our clients. We believe that the integrated nature of FACTS provides us with a competitive advantage by allowing us to respond quickly to the continuously changing technological demands of the financial services industry. The separate systems used for different tasks by many other asset servicing providers may not provide the same advantages.

    We outsource our mainframe processing and network monitoring to Electronic Data Systems so that we can focus our resources on software and internal systems development. This arrangement also allows us to minimize our capital investment in large-scale computer hardware. It also gives us access to state-of-the-art mainframe technology, virtually unlimited capacity and disaster recovery services and assures greater predictability of our processing expenses.

    MAINTAIN EXPERTISE IN COMPLEX PRODUCTS. Another of our core strategies is to maintain our strength in the rapidly growing area of complex investment products. We have developed expertise in servicing master-feeder and multi-managed funds, limited partnerships and, most recently, ETFs. We also have expertise in servicing the more complicated fund of funds and offshore fund structures. Because the design of FACTS allows us to effect modifications or enhancements quickly, we are able to respond rapidly to the systems requirements of complex structures.

    - We were recently chosen to be the service provider for the Barclays Global Investors iShares, a family of exchange traded funds, launched in May 2000, that held approximately $6 billion in assets as of December 31, 2000.

    - We service over $31 billion of assets managed by The Common Fund for Nonprofit Organizations, which uses a multi-manager structure. The CommonFund's structure includes 83 managers covering 21 funds.

    - We also service the Eaton Vance Tax Managed Funds, a five tier structure composed of twenty registered investment companies, registered partnerships, private partnerships, limited liability companies and real estate investment trusts.

    DELIVER SUPERIOR SERVICE. We strive to deliver superior and innovative client service. We believe service quality in client relationships is the key to maintaining and expanding existing business as well as attracting new clients. The consolidation of functions available through FACTS allows us to take an integrated approach to servicing. We believe this approach is different from that employed by many of our competitors. We dedicate a single operations team to handle all work for a particular account or fund. In addition, each client is assigned a client manager, independent of the operations team, to anticipate the client's needs, to coordinate service delivery, and to provide consulting support.

    CROSS-SELL SERVICES. We believe that our strong client relationships create continuing opportunities to cross-sell value-added services to broaden our customer relationships. Many of our clients have multiple pools of assets that they manage. Once a mutual fund complex becomes a client, we believe that complex is more likely to select us to service more funds, provide additional services, or both. For example, a mutual fund company may manage two or more families of mutual funds or an insurance company may manage a family of mutual funds and a series of variable annuities. If we are engaged to provide services for only some of the pools of assets managed by our clients, we strive to expand the relationship to include more asset pools by providing superior quality client service. Also, some of our clients engage us to provide the core services of global custody and multicurrency accounting, but do not use value-added services like foreign exchange or cash management. We target expanding these relationships by increasing the number of services provided for each client.

SERVICE OFFERINGS

    We provide a broad range of services to financial asset managers, such as mutual fund complexes, investment advisors, banks and insurance companies. We think of these services in two groupings: core services and value-added services. The core asset services we provide to our clients are global custody and multicurrency accounting. Value-added services we provide to clients, based upon their individual needs, include:

    - Mutual fund administration

    - Securities lending

    - Foreign exchange

    - Cash management

    - Performance management

    - Institutional transfer agency

    Our value-added services help support clients in developing and executing their strategies, enhancing their returns, and evaluating and managing risk. We strive to maximize the use of our value-added services and increase the size of our client base.

    Fees charged for core services vary from client to client based on the volume of assets under custody, the number of securities held and portfolio transactions. Generally, fees are billed to the client monthly in arrears and, upon their approval, charged directly to their account. Fees charged for core services reflect the price-sensitivity of the market for such services. Fees charged for value-added services reflect a more favorable pricing environment for us and we can increase activity in these areas without a proportionate increase in personnel or other resources.

    The following is a description of the various services we offer.

CORE SERVICES

    GLOBAL CUSTODY. Global custody entails overseeing the safekeeping of securities for clients and settlement of portfolio transactions. Our domestic net assets under custody have grown from $22 billion at October 31, 1990 to $285 billion at December 31, 2000. At December 31, 2000, our foreign net assets under custody totaled approximately $18 billion.

    In order to service our clients worldwide, we established a network of global subcustodians in 93 markets. Since we do not have our own branches in these countries, we are able to operate in the foreign custody arena with minimal fixed costs, while our clients benefit from the ability to use a single custodian, Investors Bank, for all of their international investment needs.

    MULTICURRENCY ACCOUNTING. Multicurrency accounting entails the daily recordkeeping for each account or investment vehicle, including the calculation of net asset value per share. In addition to providing these services to domestic-based accounts and investment vehicles, we also provide offshore fund accounting. We view the offshore market as a significant business opportunity and will continue to invest in expansion to support client demand.

VALUE-ADDED SERVICES

    MUTUAL FUND ADMINISTRATION. Mutual fund administration services include management reporting, regulatory reporting, tax and accounting, and partnership administration. In addition to these ongoing services, we also provide mutual fund start-up consulting services, which typically includes assistance with product definition, service provider selection, and fund structuring and registration. We have worked with a number of investment advisors to assist them in the development of new mutual funds and other pooled investment vehicles.

    SECURITIES LENDING. Securities lending involves the lending of clients' securities to brokers and other institutions for a fee. Receipt of securities lending fees improves a client's return on the underlying securities. We act as agent for our clients for both international and domestic securities lending services. We retain as compensation a portion of the lending fee due to the client as owner of the borrowed securities.

    FOREIGN EXCHANGE. We provide foreign exchange services to facilitate settlement of international securities transactions for U.S. dollar denominated mutual funds and other accounts and to convert income payments denominated in a non-U.S. currency to U.S. dollars. By using us, rather than a third party foreign exchange bank to perform these functions, clients reduce the amount of time spent coordinating currency delivery and monitoring delivery failures and claims.

    CASH MANAGEMENT. We provide a number of investment options for cash balances held by our clients. Typically, we have a standing arrangement to sweep client balances into one or more investments, including deposit accounts, short term funds and repurchase agreements. This allows our clients to conveniently maximize their earnings on idle cash balances.

    PERFORMANCE MEASUREMENT. Performance measurement services involve the creation of systems and databases that enable asset managers to construct, manage, and analyze their portfolios. Services include portfolio profile analysis, portfolio return analysis, and customized benchmark construction. Performance measurement uses data already captured by FACTS to calculate statistics and report them to asset managers.

    INSTITUTIONAL TRANSFER AGENCY. Transfer agency encompasses shareholder recordkeeping and communications. We provide these services only to institutional clients with smaller numbers of outstanding shareholders or omnibus positions of retail shareholders.

    INVESTMENT ADVISORY SERVICES. The Bank acts as investment adviser to the Merrimac Master Portfolio, an open-end management investment company registered under the Investment Company Act of 1940. The portfolio currently consists of a series of four master funds in a master-feeder structure. The Merrimac Cash Portfolio and the Merrimac U.S. Government Portfolio are sub-advised by Allmerica Asset Management, Inc. The Merrimac Treasury Portfolio and the Merrimac Treasury Plus Portfolio are sub-advised by M&I Investment Management Corp. At December 31, 2000, the total net assets of the portfolio approximated $1.9 billion. The portfolio's master funds serve as investment vehicles for five domestic feeder funds and one offshore feeder fund, which we have created and whose shares are sold to institutional investors.

    LINES OF CREDIT. We offer credit lines to our clients for the purpose of leveraging portfolios and covering overnight cash shortfalls. We do not conduct consumer-banking operations. At December 31, 2000, we had gross loans outstanding to clients of approximately $129 million, which represented approximately 3% of our total assets. The interest rates charged on the Bank's loans are indexed to either the prime rate or the rate paid on 90-day Treasury bills. We have never had a loan loss. Other than a loan made to a non-profit association for purposes of the Community Reinvestment Act, all loans are secured, or may be secured, by marketable securities and are due on demand.

SALES, MARKETING AND CLIENT SUPPORT

    We employ a direct sales staff that targets potential market opportunities, including investment management companies, insurance companies, banks and investment advisors. Sales personnel are primarily based at our headquarters in Boston, and are given geographic area sales responsibility. We also have one sales person located in Dublin who is responsible for international markets. Included in the sales staff are individuals who are dedicated to marketing services to institutional accounts. Senior managers from all functional areas are directly involved in obtaining new clients, frequently working as a team with a sales professional.

    In order to service existing clients, client management staff based in our Boston, New York and Dublin offices provide client support. Each client is assigned a client manager responsible for the client's overall satisfaction. The client manager is usually a senior professional with extensive industry experience and works with the client on designing new products and specific systems requirements, providing consulting support, anticipating the client's needs and coordinating service delivery.

SIGNIFICANT CLIENTS

    No single client of ours represented more than 10% of net operating revenues for the years ended December 31, 2000 and 1999.

SOFTWARE SYSTEMS AND DATA CENTER

    Our business requires that we provide daily and periodic reports of asset accounting and performance, and to provide measurement and analytical data to asset managers on-line on a real time basis. To help us meet these requirements, our asset servicing operations are supported by sophisticated computer technology. We receive vast amounts of information across a worldwide computer network. That information covers a wide range of global security types and complex portfolio structures in various currencies. The information must be processed and then used for system-wide updating and reporting.

    Our proprietary system, FACTS, is multi-tiered. That means that it uses personal computers linked to mainframe processing by means of local and wide area networks. This configuration combines the best features of each platform. FACTS uses the power and capacity of the mainframe, the data distribution capabilities of the network and the independence of personal computers. The fully functional microcomputer component of FACTS works independently of the mainframe throughout the processing cycle. This minimizes the amount of system-wide delay inherent in data processing. The FACTS configuration also allows for fully distributed processing capabilities within multiple geographic locations in an effective and efficient manner.

    The integrated nature of the FACTS architecture allows us to effect modifications and enhancements quickly. Swift modifications and enhancements result in increased processing quality and efficiency for our clients. They also help us implement service innovations for our clients. This integrated architecture helps differentiate us from our competitors. Technological enhancements and upgrades are an ongoing part of asset servicing. Continuous enhancements and upgrades are necessary for asset administrators to remain competitive and to create information delivery mechanisms that add value to the information available as part of clearing and settling transactions. We have met and continue to meet these needs through standardized data extracts and automated interfaces developed over the past several years.

    These abilities help us add value to the custody and fund accounting information. We have developed a comprehensive suite of standardized data extracts and reports and created automated interfaces that allow our clients to access the full range of custody and fund accounting data. We have also developed interfaces that allow our clients to connect electronically with our host computer and access data collected from clearance and settlement transactions in multiple currencies. Through these information-sharing tools, we are better equipped to expand our custody and accounting services with foreign exchange services and asset and transaction reporting and monitoring services. Electronic linkages also position us to respond quickly to client requests.

    We use the Internet as a means to communicate with clients and external parties. Through the implementation of our strategic Internet plan, our goal is to position ourselves to take advantage of Internet technologies while providing secure value-added services to our clients over the Internet. We utilize a secure extranet environment that provides the authentication, access controls, intrusion detection, encryption and firewalls needed to assure the protection of client information assets. Internet-based applications provide our clients with secure access to their data over the Internet as well as additional flexible ad-hoc data query and reporting tools.

    Our mainframe processing is provided by Electronic Data Systems, or EDS, located in Plano, Texas. By outsourcing mainframe processing, we focus our resources on systems development and minimize our capital investment in large-scale computer equipment. EDS offers us state-of-the-art computer products and services to which we could not otherwise afford access, while removing the risk of product obsolescence. Due to its diverse customer base, EDS can invest in the latest computer technology and spread the related costs over multiple users. We also receive the benefit of the continuing investment by EDS in its computer hardware.

    Our current agreement with EDS obligates EDS to provide us with comprehensive data processing services and obligates us to utilize EDS' services for substantially all of our data processing requirements. We are billed monthly for these services on an as-used basis in accordance with a predetermined pricing schedule for specific products and services. EDS began providing services for us in December 1990. Our current agreement with EDS is scheduled to expire on December 31, 2005. EDS also provides us with mainframe disaster recovery services.

    We maintain a comprehensive disaster recovery plan. The plan identifies teams to manage disaster situations and re-establish a functioning operational environment. The plan provides for us to be able to relocate employees and resume operations quickly, if necessary.

    The securities industry is moving to a Trade Date +1 (T+1) settlement cycle where all trades will be settled on the next business day. We have begun making systems infrastructure and functional modifications required to provide straight-through-processing capabilities in a T+1 environment. A comprehensive development and implementation plan is in place to assure that all industry imposed deadlines are met. We believe that we can accomplish the transition to the T+1 environment without adversely affecting our financial results, operations or the services we provide to our clients.

COMPETITION

    We operate in a highly competitive environment in all areas of our business. Many of our competitors, including State Street Bank and Trust Company, The Chase Manhattan Bank and The Bank of New York, possess substantially greater financial and marketing resources than we do and process a greater amount of financial assets. Moreover, under the Gramm-Leach-Bliley Act of 1999, securities firms, insurance companies and other financial services providers may now elect to become financial holding companies. Financial holding companies may acquire banks and other financial institutions. The Gramm-Leach-Bliley Act may significantly change the competitive environment in which we conduct business. Competitive factors include technological advancement and flexibility, breadth of services provided and quality of service. We believe that we compete favorably in these categories.

    Competition in the asset servicing industry has compressed both pricing and margins of core services like global custody services and trustee services. Partially offsetting this trend is the development of new services that have higher margins. Our continuous investment in technology has permitted us to offer value-added services to clients, such as mutual fund administration, securities lending and foreign exchange, at competitive prices on a global basis. Technological evolution and service innovation have enabled us to generate additional revenue to offset price pressure in maturing service lines.

    We believe that our size and responsiveness to client needs provide the asset management industry with an asset servicing alternative to superregional and money center banks and other administration providers. While consolidation within the industry may adversely affect our ability to retain clients that have been acquired, consolidation also creates opportunity for us as prospective clients review their relationships with existing service providers. In addition, consolidation among large financial institutions may enable us to acquire, at a reasonable price, asset servicing businesses that do not fit within the core focus of these new, consolidated financial institutions.

INTELLECTUAL PROPERTY

    Our success is dependent upon our software development methodology and other intellectual property rights that we have developed and own, including FACTS. We rely on trade secret, copyright and trademark laws and confidentiality agreements with employees and third parties to protect our proprietary technology, all of which offer only limited protection. There can be no assurance that the steps we take in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use. Furthermore, our intellectual property rights may be invalidated or our competitors may develop similar technology independently. In addition, effective copyright, trademark and other trade protection may not be available in certain international markets that we service.

REGULATION AND SUPERVISION

    Investors Financial is a federally-registered bank holding company. Investors Bank is a federally-insured banking institution. We operate in a highly regulated environment. We are strictly limited as to the types of activities in which we can engage. We are also limited in the types of securities and assets we may hold. We are also subject to specific minimum capital requirements, which address both our liquidity and the risk-profile of our asset base. Our compliance with these capital requirements is discussed in the Management's Discussion and Analysis section above. Failure to satisfy any of the foregoing requirements can result in remedial action by our primary bank regulators. We are primarily regulated by the Federal Reserve Board, the FDIC and by the Massachusetts Commissioner of Banks.

    If we engage in impermissible activities, or hold impermissible securities or assets, these bank regulatory agencies may compel us to immediately cease the activity or dispose of the security or asset, without regard to the adverse consequences that may result from such cessation or disposition. If we fail to maintain the required capital, whether because of our own actions or because of general economic factors, our activities may be curtailed, we may be forced to raise capital or dispose of assets, and our ability to pay dividends or provide other capital outlays (including in connection with acquisitions) may be limited or eliminated. In more extreme cases, we could become subject to very stringent oversight and control by our regulators, and potentially even placed into receivership, whether or not we are technically insolvent. Furthermore, because we have not elected financial holding company status under the federal Gramm-Leach-Bliley Act, our range of permissible activities and investments is more limited than banking organizations that have elected that status. This may place us at a competitive disadvantage with respect to those organizations that have opted to become financial holding companies and are permitted to engage in a broader range of activities.

EMPLOYEES

    On December 31, 2000, we had 1,779 employees. We maintain a five-week professional development program for entry level staff. Successful completion of the program is required of most newly hired employees. This training program is supplemented by ongoing education on systems and technological developments and innovations, the industry and our client base.

    None of our employees is covered by collective bargaining agreements, and we believe our relations with our employees are good.

LITIGATION

    We are aware that a complaint was filed on January 16, 2001 naming us and numerous other parties, including Barclays Global Investors, State Street Bank and Merrill Lynch, as defendants in a patent infringement action filed in the United States District Court for the Northern District of Illinois Eastern Division. While we have not been served with the complaint, the plaintiff, Mopex, Inc., provided us with a copy of the complaint in a letter dated
January 18, 2001 in which it indicated its desire to license the patent in issue "at a favorable royalty rate prior to substantial involvement with the Court." This letter alleges that the patent covers the creation and trading of certain securities, including the Barclays iShares exchange traded funds. The complaint seeks injunctive relief, recovery of reasonable attorney fees, unspecified damages, including interest and costs, and requests that those damages be trebled.

    While we do not offer or sell the securities discussed in the complaint, we provide certain custody, accounting or other administrative services for the Barclays iShares family of exchange traded funds. Barclays is one of the defendants named in the complaint. Under our service agreements with Barclays, Barclays has agreed to indemnify us against certain claims and losses arising from our relationship. As we are in the preliminary stages of assessing the allegations in the complaint, we cannot be sure that we will prevail in the defense of this claim or that indemnification will be available to us under our agreements with Barclays. Any patent litigation would be costly and could divert the attention of management. If we were found to infringe the patent, we would have to pay damages and would be ordered to cease any infringing activity or seek a license under the patent. We cannot be sure that we will be able to obtain a license on a timely basis or on reasonable terms, if at all. As a result, any determination of infringement could have a material adverse effect upon our business, financial condition and results of operations.

    In July 2000, two of our Dublin subsidiaries, Investors Trust & Custodial Services (Ireland) Ltd. (ITC) and Investors Fund Services (Ireland) Ltd. (IFS), received a plenary summons in the High

Court, Dublin, Ireland. The summons named ITC and IFS as defendants in an action brought by the FTF ForexConcept Fund Plc (the "Fund"), a former client. The summons also named as defendants FTF Forex Trading and Finance, S.A., the Fund's investment manager, Ernst & Young, the Fund's auditors, and Dresdner Bank-Kleinwort Benson (Suisse) S.A., a trading counterparty to the Fund. The Fund is an investment vehicle organized in Dublin to invest in foreign exchange contracts. A total of approximately $4.7 million had been invested in the Fund. Most of that money was lost prior to the Fund's closing to subscriptions in June 1999.

    In January 2001, ITC, IFS and the other defendants named in the plenary summons received a statement of claim alleging unspecified damages arising from breach of contract, misrepresentation and breach of warranty, negligence and breach of duty of care, and breach of fiduciary duty, among others. We continue to investigate this matter. We have notified our insurers and intend to defend ourselves vigorously. Based on our investigation through December 31, 2000, our management does not expect this matter to have a material adverse effect on our results of operations and financial condition.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    GENERAL. Our common stock is not subject to call for redemption. Holders of the common stock do not have preemptive rights with respect to any additional shares of our stock that may be issued. The rights, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our series A junior participating preferred stock and any other series of our preferred stock which we may designate and issue in the future. Currently, there are no shares of preferred stock outstanding.

    VOTING RIGHTS. Each holder of common stock has one vote in respect of each share of common stock held of record on our books for the election of directors and on all matters submitted to a vote of our stockholders. Holders of common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

    DIVIDENDS. The holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose.

    LIQUIDATION. In the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, subject to the rights of any class of preferred stock outstanding at the time of the dissolution, liquidation or winding up, and after payment of all of our debts and liabilities, holders of common stock shall be entitled to receive all of our remaining assets of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively.

    AMENDMENT. The rights of holders of the common stock may be amended by the vote of seventy-five percent of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

DELAWARE LAW AND IMPORTANT CHARTER AND BY-LAW PROVISIONS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL. Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our voting stock.

    Our charter provides for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Any director may be removed without cause only by the vote of at least 75% of the shares entitled to vote for the election of directors.

    Our by-laws provide that for nominations for the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to our Secretary. To be timely, a stockholder's notice generally must be delivered not less than 60 days nor more than 90 days prior to an annual meeting. With respect to special meetings, notice must generally be delivered not more than 90 days prior to such a meeting and not later than the later of 60 days prior to such meeting or 10 days following the day on which we first publicly announce the meeting. The notice must contain, among other things, information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

    Our charter empowers our board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include
(i) comparison of the proposed consideration to be received by stockholders with the then current market price of our capital stock, our estimated current value in a freely negotiated transaction and our estimated future value as an independent entity; (ii) the impact of such a transaction on our employees, suppliers and customers and its effect on the communities in which we operate; and (iii) our ability to fulfill our objectives under applicable statutes and regulations.

    The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Investors Financial.

    Our charter contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our charter also contains provisions indemnifying our directors and officers to the fullest extent permitted by the DGCL. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

    Our charter provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders, and that special meetings may be called only by the Chairman of the board of directors, or our President. These provisions could have the effect of delaying, until the next annual stockholders' meeting, stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because that person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless that corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our charter requires the affirmative vote of the holders of at least 75% of our outstanding voting stock to amend or repeal any of the foregoing Charter provisions, and to reduce the number of authorized shares of common stock and preferred stock. A 75% vote is also required to amend or repeal our by-laws. Our by-laws may be amended or repealed by a majority vote of the board of directors. This 75% stockholder vote would be in addition to any separate class vote that might be required in the future pursuant to the terms of any preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

SERIES A JUNIOR PREFERRED STOCK PURCHASE RIGHTS

    Pursuant to our rights agreement, dated as of September 25, 1995, as amended on June 17, 1998 and August 15, 2000, or rights plan, each share of the common stock has associated with it one-quarter of a right. Each whole right entitles the holder to purchase from us one one-hundredth of a share of series A junior participating preferred stock, or series A stock, at a purchase price of $540 per one one-hundredth of a share of series A stock, subject to adjustment. The rights plan provides for equitable adjustment of the purchase price in the event of a stock split, stock dividend, combination or reclassification of the series A stock.

    The rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of our outstanding common stock, a person or group announces a tender offer or exchange offer the consummation of which would result in the beneficial ownership by that person or group of 15% or more of our outstanding common stock, or a person owning 10% or more of our common stock whose ownership is determined by the board of directors to be reasonably likely to cause a material adverse impact on our business or prospects or to pressure us to take action to benefit such person as opposed to us is declared by the board of directors to be an adverse person (the earlier of such dates being called the distribution date). Until a right is exercised, the holder thereof will have no rights as a stockholder based on the right. Until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the common stock. By their terms, the rights expire on the close of business on August 15, 2005.

    In the event that any person or group acquires 20% or more of our outstanding common stock in the aggregate, a person owning 10% or more of our common stock is determined by the board of directors to be an adverse person, or while there is an acquiring person, such person engages in certain self dealing transactions or such person's stock holdings increase by 1% or more due to a recapitalization, each holder of a right, other than rights beneficially owned by the acquiring person or the adverse person, will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the aggregate amount of cash consideration paid by a rights holder to exercise that number of rights required to purchase one share of series A stock. In the event that, while there is an Acquiring Person, we are acquired in a business combination transaction or 50% or more of our assets are sold, each holder of a right will thereafter have the right to receive upon exercise that number of shares of common stock of the acquiring entity which at the time of the transaction will have a market value of two times the purchase price.

    At any time after any person becomes an acquiring person or an adverse person, and prior to the acquisition by that person or group of 50% or more of our outstanding common stock, our board of directors may cause the rights (other than rights owned by that person or group) to be exchanged, in whole or in part, for common stock at an exchange rate of four (4) shares of common stock per right.

    Our board of directors may redeem the rights in whole at a price of $.01 per right, until such time as the rights are exercisable for shares of common stock.

    Until a distribution date occurs, the board of directors may amend the terms of the rights, with the exception of the redemption price, the final expiration date, the purchase price or the number of one one-hundredths of a share of series A stock for which a right is exercisable, each of which terms may not be amended or supplemented at any time. After the occurrence of a distribution date, the board of directors has a more limited ability to amend or supplement the terms of the rights, as set forth in the rights.

    The rights have anti-takeover effects, in that they will cause substantial dilution to a person or group that attempts to acquire a significant interest in us on terms not approved by the board of directors.

SERIES A STOCK

    Pursuant to a certificate of designation filed on October 27, 1995, the board of directors designated 100,000 shares of the preferred stock as shares of series A stock. Currently, none of these shares are issued and outstanding.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth our directors and executive officers, their ages, and the positions currently held by them with us. Executive officers are appointed by, and serve at the discretion of, the board of directors. Each executive officer is a full time employee. There is no family relationship between any of our executive officers or directors.

NAME                             AGE                                POSITION
----                           --------   ------------------------------------------------------------
Kevin J. Sheehan.............     49      Chairman of the Board, President and Chief Executive Officer

Michael F. Rogers............     43      Executive Vice President

Karen C. Keenan..............     38      Senior Vice President and Chief Financial Officer

Robert D. Mancuso............     40      Senior Vice President -- Marketing and Client Management

Edmund J. Maroney............     44      Senior Vice President -- Technology

John E. Henry................     36      Senior Vice President, General Counsel and Secretary

James M. Oates...............     54      Director

Thomas P. McDermott..........     65      Director

Robert B. Fraser.............     72      Director

Frank B. Condon, Jr..........     65      Director

Donald G. Friedl.............     68      Director

Phyllis S. Swersky...........     49      Director

    Mr. Sheehan is Chairman of the Executive Committee of which Messrs. Oates, Condon and McDermott are also members. Mr. Oates is Chairman of the Compensation Committee of which Messrs. Condon and McDermott are also members. Mr. McDermott is Chairman of the Audit Committee of which Mr. Fraser and Ms. Swersky are also members. Mr. Condon is Chairman of the Nominating Committee of which Mr. McDermott and Mr. Oates are also members. The board of directors and executive officers of Investors Bank are identical to the board of directors and executive officers of Investors Financial.

    MR. SHEEHAN has served as a director since 1990 and as President since
June 1992. He has been Chief Executive Officer and Chairman of the board of directors since June 1995. Prior to joining us in May 1990 with our acquisition of the Financial Products Services Division of the Bank of New England,
Mr. Sheehan was a Senior Vice President at the Bank of New England.

    MR. ROGERS has been Executive Vice President since September 1993, and has had responsibility for all operating areas since 1990. Prior to joining us in May 1990 with our acquisition of the Financial Products Services Division of Bank of New England, Mr. Rogers was Vice President at the Bank of New England.

    MS. KEENAN has been Senior Vice President and Chief Financial Officer since June 1995. Ms. Keenan has served as Vice President since September 1992. She joined us in August 1989 as an Operations Manager in the mutual fund group, and became Senior Audit Officer in May 1990. She was Treasurer from July 1991 to May 1994. Prior to joining us, Ms. Keenan worked for Arthur Andersen & Co., a public accounting firm.

    MR. MANCUSO has been Senior Vice President -- Marketing and Client Management since September 1993. He joined the Company in September 1992. Prior to joining us, Mr. Mancuso was Eastern Region Director of Sales for PRJ Associates, a software development firm.

    MR. MARONEY has been Senior Vice President -- Technology since July 1991. Mr. Maroney served as a Systems Manager in the custody department prior to becoming Senior Vice President. Prior to joining us in May 1990 with our acquisition of the Financial Products Services Division of the Bank of New England, he was Vice President at the Bank of New England.

    MR. HENRY has been General Counsel since February 1996, Secretary since January 1997 and Senior Vice President since April 2000. Prior to joining us, Mr. Henry was an associate at the Boston law firm of Testa, Hurwitz & Thibeault, LLP from 1991.

    MR. OATES has been a director since June 1995. Mr. Oates has been Chairman of IBEX Capital Markets, LLC since 1996 and has been the managing director of the Wydown Group, a consulting firm specializing in start-ups, turn-arounds and defining growth strategies since 1994. Mr. Oates served as President and Chief Executive Officer of Neworld Bancorp Incorporated from 1984 to 1994. Mr. Oates is also a director of 1 Mind, Inc., Connecticut River Bancorp, Inc., Connecticut River Bank, Stifel Financial Corporation, Phoenix Investment Partners, Ltd., Plymouth Rubber Company and Command Systems, as well as twenty-five Phoenix Mutual Funds.

    MR. MCDERMOTT has been a director since June 1995. He has been Managing Director of TPM Associates, a consulting firm, since January 1994. He served as Managing Partner, New England Area of Ernst & Young LLP from 1989 to 1993.
Mr. McDermott is also a director of ACCION International and the Pioneer Institute of Public Policy Research.

    MR. FRASER has been a director since June 1996. Mr. Fraser was Chairman of the Boston law firm of Goodwin, Procter & Hoar LLP from 1984 to 1997 and serves as a director of several charitable organizations.

    MR. CONDON has been a director since April 1986. From July 1982 to
July 1993, he was Chief Executive Officer and President, and from July 1993 to April 1997 he was Chief Executive Officer and Chairman of Woodstock Corporation, a Boston-based investment management firm and of its wholly owned subsidiary, Woodstock Service Corporation, a provider of financial services. Mr. Condon also serves as a Director of Big Sandy Management Company.

    MR. FRIEDL has been a director since February 1996. Mr. Friedl has been Managing Director of AquaBio Products Sciences, Inc., a marine biotechnology company, since 1997. He was the Chairman, President and Chief Executive Officer of All Seasons Services, Inc., a commercial food and vending company, from 1986 until January 1997. Mr. Friedl currently serves as a director of Classic
Foods, Inc. and Custom Foods, Inc. Mr. Friedl also serves on the Advisory Board of Internet Commerce Services Corp.

    MS. SWERSKY has been a director since February 1996. She has been President of The Meltech Group, a consulting firm specializing in business advisory services for high-growth potential businesses, since 1995. She was the President of The Net Collaborative, Inc., an Internet systems integration company, from 1996 to 1997. She served as President of Work/Family Directions, Inc., a provider of employee benefits programs, from 1992 through 1995. Prior to 1992, she was Executive Vice President and Chief Financial Officer of AICorp, Inc., a computer software company.

    A director may be removed for cause, which is generally defined under Delaware law as an event of a substantial nature which directly affects the rights and interests of a company's stockholders, such as disclosing trade secrets of the company or embezzling corporate funds, by a vote of at least a majority of the shares of our capital stock entitled to vote in the election of directors. A director may be removed without cause by a vote of at least seventy-five percent of the shares of our capital stock entitled to vote in the election of directors.

                                  UNDERWRITING

    Investors Financial and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters                                               Number of Shares
------------                                               -----------------
Goldman, Sachs & Co......................................
A.G. Edwards & Sons, Inc.................................
Keefe, Bruyette & Woods, Inc.............................
William Blair & Company, L.L.C...........................
Putnam Lovell Securities Inc.............................
                                                               ---------
  Total..................................................      1,200,000
                                                               =========

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 180,000 shares from Investors Financial to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Investors Financial. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 180,000 additional shares.

Paid by Investors Financial                        No Exercise   Full Exercise
---------------------------                        -----------   -------------
Per Share........................................     $              $
Total............................................     $              $

    Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $         per share from the initial price to public. Any such
securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $         per share from the
initial price to public. If all the shares are not sold at the initial price to public, the representatives of the underwriters may change the offering price and the other selling terms.

    Investors Financial and its directors and executive officers have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to the issuance of common stock by Investors Financial under any existing employee benefit plans or in connection with one or more acquisitions involving the issuance of an amount of the Company's securities that in the aggregate constitutes less than or equal to 10 percent of the Company's outstanding share capital, provided that any persons receiving the Company's securities in an acquisition agree not to dispose of or hedge the securities through the date 90 days after the date of this prospectus.

    The common stock is quoted on the Nasdaq National Market under the symbol of "IFIN".

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from Investors Financial in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Investors Financial common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    A prospectus in electronic format may be made available on the Internet web sites maintained by one or more of the lead managers of this offering and may also be made available on Internet web sites maintained by other underwriters or securities dealers. The underwriters may agree to allocate a number of shares for sale to their online brokerage account holders. Any Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

    Investors Financial estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $493,282.

    Investors Financial has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    The underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking services and general financing and banking to Investors Financial or one or more of its affiliates, for which they may receive customary fees. Among other things, Goldman, Sachs & Co. acted as financial advisor to, and received a customary fee from Investors Financial in connection with the acquisition of the advisor custody unit of The Chase Manhattan Bank.

                            VALIDITY OF COMMON STOCK

    The validity of the shares of common stock offered hereby will be passed upon for Investors Financial by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sullivan & Cromwell, New York, New York. As of the date of this prospectus, certain attorneys with the firm of Testa, Hurwitz & Thibeault, LLP beneficially own an aggregate of 8,000 shares of our common stock.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities in New York, New York. Please call the SEC at (800) SEC-0330 for further information on these facilities. Our filings are also available at the SEC's Web site at http://www.sec.gov. This information also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

    The SEC allows us to "incorporate by reference" into this prospectus information in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information. We incorporate by reference the documents listed below that we have filed with the SEC and any additional documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is complete:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

    - Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

    - Definitive Proxy Statement dated March 10, 2000;

    - Current Report on Form 8-K dated August 15, 2000; and

    - Current Report on Form 8-K dated December 1, 2000.

    Any statement contained in this prospectus or in a document incorporated or deemed incorporated by reference in this prospectus shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    You may request a copy of these filings at no cost, by writing or calling us at our principal executive offices located at the following address:

    Investors Financial Services Corp.
    200 Clarendon Street
    Boston, MA 02116
    Attention: Investor Relations
    Telephone: (617) 937-6700

    We will not provide exhibits to a document unless they are specifically incorporated by reference in that document.

    We filed a registration statement with the SEC on Form S-3 under the Securities Act of 1933 relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, certain portions having been omitted from this prospectus in accordance with the rules and regulations of the SEC. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, we refer investors to the registration statement, the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

                       INVESTORS FINANCIAL SERVICES CORP.
             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                                                PAGE
                                                              --------
Consolidated Balance Sheets as of December 31, 2000 and
  December 31, 1999.........................................       F-2

Consolidated Statements of Income and Comprehensive Income
  for the Years Ended December 31, 2000 and 1999............       F-3

Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 2000 and 1999....................       F-4

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000 and 1999................................       F-5

Notes to Consolidated Financial Statements..................       F-6

                       INVESTORS FINANCIAL SERVICES CORP.

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

               DECEMBER 31, 2000 AND 1999 (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31,     DECEMBER 31,
                                                                   2000             1999
                                                              --------------   --------------
                                           ASSETS
Cash and due from banks.....................................    $   30,489       $   37,624
Federal funds sold and securities purchased under resale
  agreements................................................       450,000          150,000
Securities held to maturity (approximate fair value of
  $2,287,602 and $1,730,745 at December 31, 2000 and
  December 31, 1999 respectively)...........................     2,299,294        1,763,355
Securities available for sale...............................       772,333          375,610
Non-marketable equity securities............................        15,000           15,000
Loans, less allowance for loan losses of $100 at
  December 31, 2000 and December 31, 1999...................       129,269          109,292
Accrued interest and fees receivable........................        48,003           40,332
Equipment and leasehold improvements, net...................        15,086           10,337
Goodwill, net...............................................        34,094           39,776
Other assets................................................        17,547           11,754
                                                                ----------       ----------
TOTAL ASSETS................................................    $3,811,115       $2,553,080
                                                                ==========       ==========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
  Demand....................................................    $  362,946       $  240,303
  Savings...................................................     1,903,938        1,237,104
  Time......................................................        65,000           75,000
                                                                ----------       ----------
    Total deposits..........................................     2,331,884        1,552,407
Securities sold under repurchase agreements.................     1,251,725          819,034
Short-term borrowings.......................................           246            1,000
Other liabilities...........................................        24,206           19,583
                                                                ----------       ----------
    Total liabilities.......................................     3,608,061        2,392,024
                                                                ----------       ----------
Commitments and contingencies (See Note 15)
Company-obligated, mandatorily redeemable, preferred
  securities of subsidiary trust holding solely junior
  subordinated deferrable interest debentures of the
  Company...................................................        24,246           24,218
                                                                ----------       ----------
STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.01 (shares authorized:
  1,000,000; issued and outstanding: 0 in 2000 and in
  1999).....................................................            --               --
Common stock, par value $0.01 (shares authorized:
  40,000,000; issued and outstanding: 29,912,711 in 2000 and
  29,220,308 in 1999).......................................           299              146
Surplus.....................................................        95,007           87,320
Deferred compensation.......................................          (247)            (689)
Retained earnings...........................................        85,188           53,542
Accumulated other comprehensive loss, net...................        (1,439)          (3,481)
Treasury stock, par value $0.01 (10,814 shares in 2000 and
  1999).....................................................            --               --
                                                                ----------       ----------
    Total stockholders' equity..............................       178,808          136,838
                                                                ----------       ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................    $3,811,115       $2,553,080
                                                                ==========       ==========

                 See Notes to Consolidated Financial Statements

                       INVESTORS FINANCIAL SERVICES CORP.

     CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

         YEARS ENDED DECEMBER 31, 2000 AND 1999 (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31, 2000   DECEMBER 31, 1999
                                                              -----------------   -----------------
OPERATING REVENUE:
  Interest income:
    Federal funds sold and securities purchased
      under resale agreements...............................      $  4,691            $  2,018
    Investment securities held to maturity and
      available for sale....................................       171,111             100,819
    Loans...................................................         5,943               3,765
                                                                  --------            --------
      Total interest income.................................       181,745             106,602
                                                                  --------            --------

Interest expense:
    Deposits................................................        59,819              41,046
    Short-term borrowings...................................        63,108              29,783
                                                                  --------            --------
      Total interest expense................................       122,927              70,829
                                                                  --------            --------
    Net interest income.....................................        58,818              35,773
                                                                  --------            --------

Non-interest income:
  Asset servicing fees......................................       159,538             132,478
  Computer service fees.....................................           478                 488
  Other operating income....................................         2,025                 795
                                                                  --------            --------
  Net operating revenue.....................................       220,859             169,534
                                                                  --------            --------

OPERATING EXPENSES
  Compensation and benefits.................................       104,387              83,302
  Technology and telecommunications.........................        22,181              15,744
  Occupancy.................................................        11,003               8,032
  Transaction processing services...........................         9,792               9,234
  Depreciation and amortization.............................         4,743               3,911
  Travel and sales promotion................................         3,713               2,551
  Professional fees.........................................         2,290               3,573
  Amortization of goodwill..................................         1,576               1,756
  Insurance.................................................           805                 769
  Other operating expenses..................................         8,550               6,943
                                                                  --------            --------
    Total operating expenses................................       169,040             135,815
                                                                  --------            --------

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST............        51,819              33,719
Provision for income taxes..................................        16,655              10,790
Minority interest expense, net of income taxes..............         1,588               1,661
                                                                  --------            --------

NET INCOME..................................................        33,576              21,268
                                                                  --------            --------
Other comprehensive income, net of tax of $962 and $(960),
  respectively..............................................
Unrealized gain/(loss) on securities:
    Unrealized holding gains/(losses) arising during the
      period................................................         2,042              (1,706)
                                                                  --------            --------
    Other comprehensive income/(loss).......................         2,042              (1,706)
                                                                  --------            --------

COMPREHENSIVE INCOME........................................      $ 35,618            $ 19,562
                                                                  ========            ========

BASIC EARNINGS PER SHARE....................................      $   1.13            $   0.74
                                                                  ========            ========

DILUTED EARNINGS PER SHARE..................................      $   1.08            $   0.72
                                                                  ========            ========

                 See Notes to Consolidated Financial Statements

                       INVESTORS FINANCIAL SERVICES CORP.
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)
         YEARS ENDED DECEMBER 31, 2000 AND 1999 (DOLLARS IN THOUSANDS)



                                            COMMON     TREASURY     COMMON                   DEFERRED      RETAINED
                                            SHARES      SHARES       STOCK     SURPLUS     COMPENSATION    EARNINGS
                                          ----------   ---------   ---------   --------   --------------   ---------
BALANCE, DECEMBER 31, 1998.............    6,722,050     4,000       $ 67      $57,705       $(1,198)       $33,484

Amortization of deferred
  compensation.........................           --        --         --           --           509             --
Exercise of stock options..............      196,945        --          2        2,281            --             --
Additions to treasury stock............       (6,814)    6,814         --           --            --             --
Tax benefit from exercise of options...           --        --         --        1,343            --             --
Common stock issuance..................      900,000        --          9       25,991            --             --
Net income.............................           --        --         --           --            --         21,268
Stock dividend, two-for-one split......    6,797,973        --         68           --            --            (68)
Cash dividend, $0.04 per share.........           --        --         --           --            --         (1,142)
Change in accumulated other
  comprehensive income/(loss), net.....           --        --         --           --            --             --
                                          ----------    ------       ----      -------       -------        -------
BALANCE, DECEMBER 31, 1999.............   14,610,154    10,814        146       87,320          (689)        53,542

Amortization of deferred
  compensation.........................           --        --         --           --           442             --
Exercise of stock options..............      444,411        --          4        3,844            --             --
Tax benefit from exercise of options...           --        --         --        3,843            --             --
Net income.............................           --        --         --           --            --         33,576
Stock dividend, two-for-one split......   14,858,146        --        149           --            --           (149)
Cash dividend, $0.06 per share.........           --        --         --           --            --         (1,781)
Change in accumulated other
  comprehensive income/(loss), net.....           --        --         --           --            --             --
                                          ----------    ------       ----      -------       -------        -------
BALANCE, DECEMBER 31, 2000.............   29,912,711    10,814       $299      $95,007       $  (247)       $85,188
                                          ==========    ======       ====      =======       =======        =======

                                           ACCUMULATED
                                              OTHER
                                          COMPREHENSIVE    TREASURY
                                          INCOME (LOSS)      STOCK       TOTAL
                                         ---------------   ---------   ---------
BALANCE, DECEMBER 31, 1998.............      $(1,775)       $   --     $ 88,283
Amortization of deferred
  compensation.........................           --            --          509
Exercise of stock options..............           --            --        2,283
Additions to treasury stock............
Tax benefit from exercise of options...           --            --        1,343
Common stock issuance..................           --            --       26,000
Net income.............................           --            --       21,268
Stock dividend, two-for-one split......           --            --           --
Cash dividend, $0.04 per share.........           --            --       (1,142)
Change in accumulated other
  comprehensive income/(loss), net.....       (1,706)           --       (1,706)
                                             -------        ------     --------
BALANCE, DECEMBER 31, 1999.............       (3,481)           --      136,838
Amortization of deferred
  compensation.........................           --            --          442
Exercise of stock options..............           --            --        3,848
Tax benefit from exercise of options...           --            --        3,843
Net income.............................           --            --       33,576
Stock dividend, two-for-one split......           --            --           --
Cash dividend, $0.06 per share.........           --            --       (1,781)
Change in accumulated other
  comprehensive income/(loss), net.....        2,042            --        2,042
                                             -------        ------     --------
BALANCE, DECEMBER 31, 2000.............      $(1,439)       $   --     $178,808
                                             =======        ======     ========


                 See Notes to Consolidated Financial Statements

                       INVESTORS FINANCIAL SERVICES CORP.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

         YEARS ENDED DECEMBER 31, 2000 AND 1999 (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31,     DECEMBER 31,
                                                                   2000             1999
                                                              --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $    33,576      $    21,268
                                                               -----------      -----------
  Adjustments to reconcile net income to net cash provided
    by/ (used for) operating activities:
  Depreciation and amortization.............................         6,319            5,667
  Amortization of deferred compensation.....................           442              509
  Amortization of premiums on securities, net of accretion
    of discounts............................................         3,090            5,636
  Deferred income taxes.....................................          (224)             489
  Changes in assets and liabilities:
    Accrued interest and fees receivable....................        (7,671)          (9,337)
    Other assets............................................           755            3,734
    Other liabilities.......................................         5,286            5,915
                                                               -----------      -----------
      Total adjustments.....................................         7,997           12,613
                                                               -----------      -----------
    Net cash provided by operating activities...............        41,573           33,881
                                                               -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of securities available for sale...        88,008           81,038
Proceeds from maturities of securities held to maturity.....       246,908          321,230
Purchases of securities available for sale..................      (482,973)        (116,707)
Purchases of securities held to maturity....................      (784,691)      (1,144,943)
Purchase of non-marketable equity securities................            --           (7,374)
Net increase in federal funds sold..........................      (300,000)        (150,000)
Net increase in loans.......................................       (19,977)         (55,000)
Purchases of equipment and leasehold improvements...........        (9,464)          (3,387)
                                                               -----------      -----------
    Net cash used for investing activities..................    (1,262,189)      (1,075,143)
                                                               -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits.............................       122,643           67,096
Net increase in time and savings deposits...................       656,834          580,007
Net increase in short-term borrowings.......................       431,937          385,866
Proceeds from exercise of stock options.....................         3,848            2,283
Proceeds from issuance of common stock......................            --           26,000
Dividends paid..............................................        (1,781)          (1,142)
                                                               -----------      -----------
      Net cash provided by financing activities.............     1,213,481        1,060,110
                                                               -----------      -----------
(DECREASE) INCREASE IN CASH AND DUE FROM BANKS..............        (7,135)          18,849

CASH AND DUE FROM BANKS, BEGINNING OF YEAR..................        37,624           18,775
                                                               -----------      -----------
CASH AND DUE FROM BANKS, END OF YEAR........................   $    30,489      $    37,624
                                                               ===========      ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest......................................   $   118,568      $    69,613
                                                               ===========      ===========
Cash paid for income taxes..................................   $    18,154      $    10,265
                                                               ===========      ===========

                 See Notes to Consolidated Financial Statements

                       INVESTORS FINANCIAL SERVICES CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

1. DESCRIPTION OF BUSINESS

    Investors Financial Services Corp. ("IFSC") provides asset servicing for the financial services industry through its wholly owned subsidiaries, Investors Bank & Trust Company (the "Bank") and Investors Capital Services, Inc. The Company provides global custody, multicurrency accounting, mutual fund administration, securities lending, foreign exchange, cash management, performance measurement, institutional transfer agency and investment advisory services to a variety of financial asset managers, including mutual fund complexes, investment advisors, banks and insurance companies. IFSC and the Bank are subject to regulation by the Federal Reserve Board of Governors, the Office of the Commissioner of Banks of the Commonwealth of Massachusetts and the Federal Deposit Insurance Corporation.

    As used herein, the defined term "the Company" shall mean IFSC together with the Bank and its domestic and foreign subsidiaries.

    On February 16, 1999, the Board of Directors of the Company declared a two-for-one stock split in the form of a 100% stock dividend payable March 17, 1999 to stockholders of record on March 1, 1999. All share numbers have been restated to reflect the two-for-one stock split paid March 17, 1999, where applicable.

    On March 26, 1999, the Company completed the issuance and sale of 1,800,000 shares of Common Stock at $14.50 per share in a private placement to one investor. The net capital raised in the private placement was used to support the Company's balance sheet growth.

    On May 15, 2000, the Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend payable on June 15, 2000 to stockholders of record on May 31, 2000. All share numbers have been restated to reflect the two-for-one stock split paid June 15, 2000, where applicable.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    CUSTODY AND TRUST ASSETS -- Asset servicing fees, including securities lending and foreign exchange services and computer services fees, are recorded on the accrual basis.

    ACCOUNTING ESTIMATES -- The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    SECURITIES -- The Company classifies all equity securities that have readily determinable fair values and all investments in debt securities into one of three categories, as follows:

    - Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost.

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

    - All other debt and equity securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

    - The specific identification method is used to determine gains and losses on sales of securities.

    FAIR VALUE OF FINANCIAL INSTRUMENTS -- Statement of Financial Accounting Standards ("SFAS") No. 107 requires the disclosure of the estimated fair value of financial instruments, whether or not recognized in the Company's consolidated balance sheets, estimated using available market information or other appropriate valuation methodologies.

    The carrying amounts of cash and due from banks are a reasonable estimate of their fair value. The fair value of securities owned is estimated based on quoted market prices. Both loans (including commitments to lend) and deposits (including time deposits) bear interest at variable rates and are subject to periodic repricing. As such, the carrying amount of loans and deposits is a reasonable estimate of fair value. The fair value of the Company's interest rate contracts is estimated based on quoted market prices. The Company does not have any other significant financial instruments.

    LOANS -- Interest income on loans is recorded on the accrual basis. Losses on loans are provided for under the allowance method of accounting. The allowance is increased by provisions charged to operating expenses based on amounts management considers necessary to meet probable and reasonably estimated losses on loans.

    EQUIPMENT AND LEASEHOLD IMPROVEMENTS -- Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets which range from three to seven years, and for leasehold improvements over the lesser of the useful life or the life of the lease.

    LONG-LIVED ASSETS -- SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. In accordance with this Statement and Accounting Principles Board Opinion, ("APB") No. 17, "Intangible Assets," the Company continues to evaluate the amortization period that it assigns and the recoverability of the carrying amount of the assets to determine whether later events and circumstances warrant revised estimates of their assignments.

    INCOME TAXES -- Income tax expense is based on estimated taxes payable or refundable on a tax return basis for the current year and the changes in deferred tax assets and liabilities during the year in accordance with SFAS
No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are established for temporary differences between the accounting basis and the tax basis

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

    TRANSLATION OF FOREIGN CURRENCIES -- The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Accordingly, gains and losses realized from the settlement of foreign currency transactions, which were not significant in the years ended December 31, 2000 and 1999 are included in other operating expenses in the consolidated statements of income.

    DERIVATIVE FINANCIAL INSTRUMENTS -- The Company does not purchase derivative financial instruments for trading purposes. Interest rate swap agreements are matched with specific financial instruments reported on the consolidated balance sheet and periodic cash payments are accrued on a settlement basis.

    The Company enters into foreign exchange contracts with clients and simultaneously enters into a matched position with another bank. These contracts are subject to market value fluctuations in foreign currencies. Gains and losses from such fluctuations are netted and recorded as an adjustment of asset servicing fees.

    The Company's policy requires settlement accounting principles for interest rate swaps in which net interest rate differentials to be paid or received are recorded currently as adjustments to interest expense.

    LIABILITIES -- SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125" provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration.

    STOCK-BASED COMPENSATION -- The Company accounts for stock-based compensation using the intrinsic value-based method of APB No. 25, as allowed under SFAS No. 123, "Accounting for Stock-Based Compensation."

    EARNINGS PER SHARE -- In 1997, the Company adopted SFAS No. 128, "Earnings per Share," and SFAS No. 129, "Disclosure of Information about Capital Structure". SFAS No. 128 requires that entities with publicly held common stock or potential common stock compute, present, and disclose earnings per share based upon the Basic and/or Diluted earnings per share ("EPS"). Basic EPS were computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS were computed by increasing the weighted average number of common shares outstanding used in Basic EPS by the number of additional common shares that would have been outstanding if the dilutive common stock had been issued.

    COMPREHENSIVE INCOME -- In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

    SEGMENT REPORTING -- In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

    EMPLOYEE BENEFIT PLANS -- In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans, but requires additional information on changes in the benefit obligations and fair values of plan assets.

    NEW ACCOUNTING PRINCIPLES -- In June of 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". In June 2000, the FASB issued SFAS No. 138, which amends certain provisions of SFAS 133 to clarify areas causing difficulties in implementation. The Company adopted
SFAS 133 and the corresponding amendments under SFAS 138 on January 1, 2001. The cumulative effect of adoption reduced other comprehensive income, net of tax, by approximately $3.9 million. At that time, the Company reclassified approximately $339 million of securities from held to maturity to available for sale which further reduced other comprehensive income, net of tax, by approximately
$0.8 million.

    RECLASSIFICATIONS -- Certain amounts in the prior periods' financial statements have been reclassified to conform to the current year's presentation.

3. ACQUISITIONS

    On October 1, 1998, the Bank acquired the domestic institutional trust and custody business ("the Business") of BankBoston, N.A. Under the terms of the purchase agreement, the Bank paid approximately $48 million to BankBoston as of the closing and subsequently paid an additional $4.9 million based upon client retention. The Business provides master trust and custody services to endowments, pension funds, municipalities, mutual funds and other financial institutions. The acquisition was accounted for using the purchase method of accounting. In connection with the acquisition, the Bank also entered into an outsourcing agreement with BankBoston under which the Bank would provide custodial and certain other services for BankBoston's private banking and institutional asset management businesses. In 2000, the outsourcing agreement and a custody agreement with BankBoston-sponsored 1784 Funds were terminated. As a result of the early termination of the outsourcing agreement and the 1784 Funds custody agreement, the Bank received a total of $11.4 million in termination fees. The Bank does not anticipate a material impact on net income due to the termination of either agreement.

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

3. ACQUISITIONS (CONTINUED)

    Goodwill related to the Business is summarized as follows (Dollars in thousands):

                                                                 FOR THE YEAR
                                                                     ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Goodwill, beginning of period...............................  $39,776    $43,860
Plus contingent payment.....................................      255      4,672
Less termination fees.......................................   (4,362)    (7,000)
Less accumulated amortization...............................   (1,575)    (1,756)
                                                              -------    -------
Goodwill, end of period.....................................  $34,094    $39,776
                                                              =======    =======

    On March 10, 2000, the Bank acquired the right to provide institutional custody and related services for accounts managed by the Trust Company of the West, formerly serviced by Sanwa Bank California. The accounts subject to the agreement totaled approximately $4.6 billion in assets.

    On November 28, 2000, the Bank agreed to purchase the advisor custody unit of The Chase Manhattan Bank. This unit provided institutional custody services to accounts holding approximately $27 billion in assets as of October 31, 2000. These accounts consist of individual accounts, trusts, endowments and corporate accounts whose assets are managed by third-party investment advisors. Pursuant to the terms of the asset purchase agreement, the Bank will pay to Chase, in two cash installments, a total purchase price of up to $42 million plus the book value of loans to clients that totaled approximately $38 million at October 31, 2000. The amount of the second installment will depend on client retention. The closing of the purchase is subject to customary closing conditions and regulatory approvals. Subject to the satisfaction of the foregoing conditions, the Company expects that the closing of the purchase will occur in the first quarter of 2001. The Company expects the client accounts to be converted to our custody system in mid-2001. The transaction will be accounted for as a purchase.

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

4. SECURITIES

    Amortized cost amounts and approximate fair values of securities are summarized as follows as of December 31, 2000 (Dollars in thousands):

                                         AMORTIZED    UNREALIZED    UNREALIZED     APPROXIMATE
HELD TO MATURITY                            COST         GAINS       (LOSSES)      FAIR VALUE
----------------                         ----------   -----------   -----------   -------------
Mortgage-backed securities.............  $1,900,301   $    6,021    $   (15,655)   $1,890,667
Federal agency securities..............     311,809          687         (4,124)      308,372
State and political subdivisions.......      79,618        2,487         (1,146)       80,959
Foreign government securities..........       7,566           38             --         7,604
                                         ----------   ----------    -----------    ----------
Total..................................  $2,299,294   $    9,233    $   (20,925)   $2,287,602
                                         ==========   ==========    ===========    ==========

                                         AMORTIZED    UNREALIZED    UNREALIZED     APPROXIMATE
AVAILABLE FOR SALE                          COST         GAINS       (LOSSES)      FAIR VALUE
------------------                       ----------   -----------   -----------   -------------
Mortgage-backed securities.............  $  550,120   $     2,804   $   (2,459)    $  550,465
State and political subdivisions.......     120,746         1,540          (51)       122,235
Federal agency securities..............      54,541            --         (412)        54,129
Corporate debt.........................      49,362            --       (3,858)        45,504
                                         ----------   -----------   ----------     ----------
Total..................................  $  774,769   $     4,344   $   (6,780)    $  772,333
                                         ==========   ===========   ==========     ==========

    Amortized cost amounts and approximate fair values of securities are summarized as follows as of December 31, 1999 (Dollars in thousands):

                                          AMORTIZED    UNREALIZED    UNREALIZED     APPROXIMATE
HELD TO MATURITY                             COST         GAINS       (LOSSES)      FAIR VALUE
----------------                          ----------   -----------   -----------   -------------
Mortgage-backed securities..............  $1,464,816     $3,601       $(26,684)     $1,441,733
Federal agency securities...............     227,030         84         (3,790)        223,324
State and political subdivisions........      63,871         64         (5,890)         58,045
Foreign government securities...........       7,638          5             --           7,643
                                          ----------     ------       --------      ----------
Total...................................  $1,763,355     $3,754       $(36,364)     $1,730,745
                                          ==========     ======       ========      ==========

                                          AMORTIZED    UNREALIZED    UNREALIZED     APPROXIMATE
AVAILABLE FOR SALE                           COST         GAINS       (LOSSES)      FAIR VALUE
------------------                        ----------   -----------   -----------   -------------
Mortgage-backed securities..............   $240,300       $344         $(1,512)      $239,132
Federal agency securities...............     54,538         --          (2,228)        52,310
Corporate debt..........................     49,343         --          (1,468)        47,875
State and political subdivisions........     36,868          1            (576)        36,293
                                           --------       ----         -------       --------
Total...................................   $381,049       $345         $(5,784)      $375,610
                                           ========       ====         =======       ========

    Non-marketable equity securities at December 31, 2000 and 1999 consisted of stock of the FHLBB. We are required to hold FHLBB stock equal to no less than
(i) 1% of our outstanding

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

4. SECURITIES (CONTINUED)

residential mortgage loan principal (including mortgage pool securities),
(ii) 0.3% of total assets, or (iii) total advances from the FHLBB, divided by a leverage factor of 20.

    The amortized cost amounts and approximate fair values of securities by effective maturity are as follows (Dollars in thousands):

                                                                  DECEMBER 31, 2000
                                                              --------------------------
                                                              AMORTIZED     APPROXIMATE
HELD TO MATURITY                                                 COST       FAIR VALUE
----------------                                              ----------   -------------
Due within one year.........................................  $   16,251    $   16,243
Due from one to five years..................................   1,250,248     1,242,035
Due five years up to ten years..............................     718,530       716,150
Due after ten years.........................................     314,265       313,174
                                                              ----------    ----------
Total.......................................................  $2,299,294    $2,287,602
                                                              ==========    ==========

                                                                  DECEMBER 31, 2000
                                                              --------------------------
                                                              AMORTIZED     APPROXIMATE
AVAILABLE FOR SALE                                               COST       FAIR VALUE
------------------                                            ----------   -------------
Due within one year.........................................  $    3,396    $    3,397
Due from one to five years..................................     577,445       576,639
Due five years up to ten years..............................     136,403       138,381
Due after ten years.........................................      57,525        53,916
                                                              ----------    ----------
Total.......................................................  $  774,769    $  772,333
                                                              ==========    ==========

    The maturity distributions of mortgage-backed securities have been allocated over maturity groupings based upon actual pre-payments to date and anticipated pre-payments based upon historical experience.

    There were no sales of securities available for sale during the years ended December 31, 2000 and 1999.

    The carrying value of securities pledged amounted to approximately $2.0 billion and $1.6 billion at December 31, 2000 and December 31, 1999, respectively. Securities are pledged primarily to secure public funds and clearings with other depository institutions.

5.  LOANS

    Loans consist of demand loans with individuals and not-for-profit institutions located in the greater Boston, Massachusetts metropolitan area and loans to mutual fund clients. The loans to mutual funds include lines of credit and advances pursuant to the terms of the custody agreements between the Company and those mutual fund clients to facilitate securities transactions and redemptions. Generally, the loans are, or may be, in the event of default, collateralized with marketable securities held by the Company as custodian. There were no impaired or non-performing loans at December 31, 2000 and December 31, 1999. In addition, there have been

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

5.  LOANS (CONTINUED)
no loan charge-offs or recoveries during the years ended December 31, 2000 and 1999. Loans consisted of the following at December 31, 2000 and December 31, 1999 (Dollars in thousands):

                                               DECEMBER 31,     DECEMBER 31,
                                                   2000             1999
                                              --------------   --------------
Loans to mutual funds.......................     $ 86,316         $ 44,369
Loans to individuals........................       43,016           65,010
Loans to others.............................           37               13
                                                 --------         --------
                                                  129,369          109,392
Less allowance for loan losses..............          100              100
                                                 --------         --------
Total.......................................     $129,269         $109,292
                                                 ========         ========

    The Company had commitments to lend of approximately $222 million and $160 million at December 31, 2000 and December 31, 1999, respectively. The terms of these commitments are similar to the terms of outstanding loans.

6.  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    The major components of equipment and leasehold improvements are as follows at December 31, 2000 and December 31, 1999 (Dollars in thousands):

                                               DECEMBER 31,     DECEMBER 31,
                                                   2000             1999
                                              --------------   --------------
Furniture, fixtures and equipment...........     $22,817          $17,603
Leasehold improvements......................       2,832            1,349
                                                 -------          -------
Total.......................................      25,649           18,952
Less accumulated depreciation and
  amortization..............................      10,563            8,615
                                                 -------          -------
Equipment and leasehold improvements, net...     $15,086          $10,337
                                                 =======          =======

    The software costs capitalized under the AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," ("SOP 98-1"), are included within the furniture, fixtures and equipment component.

7.  DEPOSITS

    Time deposits at December 31, 2000 and December 31, 1999 include non-interest-bearing amounts for both years of approximately $65 million.

    All time deposits had a minimum balance of $100,000 and a maturity of less than three months at December 31, 2000 and December 31, 1999.

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

8.  SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

    The Company enters into repurchase agreements whereby securities are sold by the Company under agreements to repurchase. Repurchase agreements were $1.3 billion and $819 million at December 31, 2000 and 1999 respectively. The interest rate on the outstanding agreements at December 31, 2000 ranged from 5.18% to 5.69% and all agreements matured by January 2, 2001. The interest rate on the outstanding agreements at December 31, 1999 ranged from 3.06% to 6.06% and all agreements matured on January 3, 2000.

    The following securities were pledged under the repurchase agreements at December 31, 2000 and December 31, 1999 (Dollars in thousands):

                                    DECEMBER 31, 2000            DECEMBER 31, 1999
                                --------------------------   --------------------------
                                AMORTIZED     APPROXIMATE    AMORTIZED     APPROXIMATE
                                   COST       FAIR VALUE        COST       FAIR VALUE
                                ----------   -------------   ----------   -------------
Federal agency securities.....  $  144,382    $  147,935      $177,598      $176,501
Mortgage-backed securities....   1,159,381     1,166,434       681,482       680,818
                                ----------    ----------      --------      --------
Total.........................  $1,303,763    $1,314,369      $859,080      $857,319
                                ==========    ==========      ========      ========

    The amounts outstanding at October 31, 2000 and December 31, 1999 were the highest amounts outstanding at any month end during the years ended
December 31, 2000 and December 31, 1999, respectively. The balances at
October 31, 2000 and December 31, 1999 were $1.3 billion and $819 million, respectively. The average balance during the years ended December 31, 2000 and 1999 were approximately $998 million and $572 million, respectively. There were no balances with clients for which the amount at risk exceeded 10% of stockholders' equity.

9.  SHORT-TERM BORROWINGS

    Short-term borrowings consisted of Treasury, Tax and Loan balances, which were $0.2 million and $1.0 million at December 31, 2000 and 1999, respectively.

    The Company receives federal tax deposits from clients as an agent for the Federal Reserve Bank and accumulates these deposits in the Treasury, Tax and Loan account. The Federal Reserve Bank charges the Company interest at the Federal Funds rate on such deposits. The interest rate on the outstanding balance at December 31, 2000 was 6.29%.

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

10.  INCOME TAXES

    The components of income tax expense are as follows for the years ended December 31, 2000 and 1999 (Dollars in thousands):

                                               DECEMBER 31,     DECEMBER 31,
                                                   2000             1999
                                              --------------   --------------
Current:
  Federal...................................     $15,656          $ 9,160
  State.....................................         300              393
  Foreign...................................          68              (33)
                                                 -------          -------
                                                  16,024            9,520
                                                 -------          -------
Deferred:
  Federal...................................        (224)             450
  State.....................................          --               39
  Foreign...................................          --               --
                                                 -------          -------
                                                    (224)             489
                                                 -------          -------
Total income taxes..........................     $15,800          $10,009
                                                 =======          =======

    Differences between the effective income tax rate and the federal statutory rates are as follows for the years ended December 31, 2000 and 1999:

                                               DECEMBER 31,     DECEMBER 31,
                                                   2000             1999
                                              --------------   --------------
Federal statutory rate......................      35.00%           35.00%
State income tax rate, net of federal
  benefit...................................       0.40              .90
Foreign income taxes with different rates...         --             (.11)
Tax-exempt income, net of disallowance......      (3.72)           (4.47)
Other.......................................       0.32              .68
                                                  -----            -----
Effective tax rate..........................      32.00%           32.00%
                                                  =====            =====

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

10. INCOME TAXES (CONTINUED)

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities consist of the following at December 31, 2000 and December 31, 1999 (Dollars in thousands):

                                                               DECEMBER 31,     DECEMBER 31,
                                                                   2000             1999
                                                              --------------   --------------
Deferred tax assets:
  Employee benefit plans....................................     $   828          $   621
  Securities available for sale.............................         779            1,904
  Other.....................................................         210              210
                                                                 -------          -------
                                                                   1,817            2,735
                                                                 -------          -------
Deferred tax liabilities:
  Depreciation and amortization.............................      (1,153)          (1,170)
                                                                 -------          -------
Net deferred tax asset......................................     $   664          $ 1,565
                                                                 =======          =======

11. COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY

    On January 31, 1997, a trust sponsored and wholly owned by the Company issued $25 million in 9.77% Trust Preferred Securities (the "Capital Securities"), the proceeds of which were invested by the trust in the same aggregate principal amount of the Company's newly issued 9.77% Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the "Junior Subordinated Debentures"). The $25 million aggregate principal amount of the Junior Subordinated Debentures represents the sole asset of the Trust. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the Capital Securities (the "Guarantee"). The Guarantee, when taken together with the Company's obligations under (i) the Junior Subordinated Debentures; (ii) the indenture pursuant to which the Junior Subordinated Debentures were issued; and (iii) the Amended and Restated Declaration of Trust governing the Trust, constitutes a full and unconditional guarantee of the Trust's obligations under the Capital Securities.

12.  STOCKHOLDERS' EQUITY

    As of December 31, 2000, the Company has authorized 1,000,000 shares of Preferred Stock and 40,000,000 shares of Common Stock, all with a par value of $0.01 per share.

    At the Annual Meeting of Shareholders of the Company held on April 18, 2000, shareholders approved an increase in the number of authorized shares of Common Stock from 20,000,000 to 40,000,000. On May 2, 2000, the Company filed an amendment to its Certificate of Incorporation increasing the number of authorized shares of Common Stock to 40,000,000. Such shares are available for general corporate purposes as determined by the Company's Board of Directors.

    On May 15, 2000, the Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend to shareholders of record on May 31, 2000. The dividend was paid on June 15, 2000. A total of 14,858,146 shares of common stock were issued in connection with the split. On February 16, 1999, the Board of Directors approved a two-for-one stock split in the form of

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

12.  STOCKHOLDERS' EQUITY (CONTINUED)
a 100% stock dividend to shareholders of record on March 1, 1999. The dividend was paid on March 17, 1999. A total of 13,595,946 shares of common stock were issued in connection with the stock split. The par value of these additional shares was capitalized by a transfer from retained earnings to common stock. The stock splits did not cause any change in the $0.01 par value per share of the common stock or in total stockholders' equity.

    The Company has three stock option plans: the Amended and Restated 1995 Stock Plan, the Amended and Restated 1995 Non-Employee Director Stock Option Plan, and the 1997 Employee Stock Purchase Plan.

    Under the terms of the Amended and Restated 1995 Stock Plan, the Company may grant options to purchase up to a maximum of 4,640,000 shares of Common Stock to certain employees, consultants, directors and officers. The options may be awarded as incentive stock options (employees only), non-qualified stock options, stock awards or opportunities to make direct purchases of stock. No options were granted to consultants during the year ended December 31, 2000. Of the 4,640,000 shares of Common Stock authorized for issuance under the plan, 276,096 were available for grant at December 31, 2000.

    The terms of the Amended and Restated 1995 Non-Employee Director Stock Option Plan provide for the grant of options to non-employee directors to purchase up to a maximum of 400,000 shares of Common Stock. Pursuant to the terms of the Plan, options to purchase 10,000 shares of Common Stock were awarded on November 8, 1995 to each director. Any director elected or appointed after such date will receive an automatic initial grant of options to purchase 2,500 shares upon becoming a director. Thereafter, each director will receive an automatic grant of options to purchase 2,500 shares effective upon each one-year anniversary of the date of such director's original grant. Additionally, non-employee directors may elect to receive options to acquire shares of the Company's Common Stock in lieu of such director's cash retainer. Any election is subject to certain restrictions under the Amended and Restated 1995 Non-Employee Director Stock Option Plan. The number of shares of stock underlying the option is equal to the quotient obtained by dividing the cash retainer by the value of an option on the date of grant as determined using the Black-Scholes model. Of the 400,000 shares of Common Stock authorized for issuance under the plan, 130,000 were available for grant at December 31, 2000.

    The exercise price of options under the Amended and Restated 1995 Non-Employee Director Stock Option Plan and the incentive options under the Amended and Restated 1995 Stock Plan may not be less than the fair market value at the date of the grant. The exercise price of the non-qualified options from the Amended and Restated 1995 Stock Plan is determined by the compensation committee of the Board of Directors. All options become exercisable as specified by the compensation committee at the date of the grant.

    In November 1995, the Company granted 456,000 shares of Common Stock to certain officers of the Company under the 1995 Stock Plan. These grants were subject to the Company's right to repurchase the shares if the officers' employment with the Company terminated. The Company's right to repurchase the shares lapsed over a five-year period. On March 31, 1998, the Company repurchased 4,000 unvested shares for $0.08 million under the terms of the Amended and Restated 1995 Stock Plan. By November 2000, all remaining shares outstanding under these grants were vested.

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

12.  STOCKHOLDERS' EQUITY (CONTINUED)
    On May 29, 1998, the Company granted 40,000 shares of Common Stock to an officer of Investors Capital Services, Inc. This grant is subject to the Company's right to repurchase the shares if the officer's employment with the Company terminates. The Company's right to repurchase the shares lapses in five equal annual installments beginning one year from the date of grant.

    The Company has recorded deferred compensation of $0.3 million and $0.7 million at December 31, 2000 and December 31, 1999 respectively, related to the grants described in the previous two paragraphs.

    Under the terms of the 1997 Employee Stock Purchase Plan, the Company may issue up to 560,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees. The 1997 Employee Stock Purchase Plan permits eligible employees to purchase up to 1,000 shares of Common Stock per payment period, subject to limitations provided by
Section 423(b) of the Internal Revenue Code, through accumulated payroll deductions. The purchases are made twice a year at a price equal to the lesser of (i) 90% of the average market value of the Common Stock on the first business day of the payment period, or (ii) 90% of the average market value of the Common Stock on the last business day of the payment period. The payment periods consist of two six-month periods, January 1 through June 30 and July 1 through December 31.

    A summary of option activity under both the Amended and Restated 1995 Non-Employee Director Stock Option Plan and the Amended and Restated 1995 Stock Plans is as follows:

                                                       FOR THE YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------
                                                       2000                       1999
                                             ------------------------   ------------------------
                                                           WEIGHTED-                  WEIGHTED-
                                                            AVERAGE                    AVERAGE
                                              NUMBER OF     EXERCISE     NUMBER OF     EXERCISE
                                               SHARES        PRICE        SHARES        PRICE
                                             -----------   ----------   -----------   ----------
Outstanding at beginning of year...........   2,960,334       $13        2,811,244       $ 9
Granted....................................     827,271        57          876,610        20
Exercised..................................    (831,493)        8         (668,118)        6
Canceled...................................     (59,450)       16          (59,402)       10
                                              ---------                  ---------
Outstanding at end of year.................   2,896,662       $27        2,960,334       $13
                                              =========                  =========
Outstanding and exercisable at year-end....   1,394,800                  1,341,948
                                              =========                  =========

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

12.  STOCKHOLDERS' EQUITY (CONTINUED)

    The following table summarizes information about stock options outstanding at December 31, 2000:

                                    OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                        -------------------------------------------   -------------------------------
                                           WEIGHTED-
                            NUMBER          AVERAGE      WEIGHTED-        NUMBER
      RANGE OF          OUTSTANDING AT     REMAINING      AVERAGE     EXERCISABLE AT     WEIGHTED-
      EXERCISE           DECEMBER 31,     CONTRACTUAL     EXERCISE     DECEMBER 31,       AVERAGE
       PRICES                2000             LIFE         PRICE           2000        EXERCISE PRICE
---------------------   ---------------   ------------   ----------   --------------   --------------
       $ 0-10                169,290       1.0 years        $ 7           165,372           $ 7
        10-20              1,296,638       6.9               12           719,880            13
        20-50                817,959       8.3               22           441,449            22
        50-90                612,775       9.8               69            68,099            69
                           ---------                                    ---------
                           2,896,662       7.6              $27         1,394,800           $18
                           =========                                    =========

    A summary of the 1997 Employee Stock Purchase Plan is as follows:

                                                          FOR THE YEAR ENDED
                                                             DECEMBER 31,
                                                        -----------------------
                                                          2000           1999
                                                        --------       --------
Total shares available under the Plan beginning of
  year................................................  357,354        433,604
Issued at June 30.....................................  (34,466)       (42,494)
Issued at December 31.................................  (23,854)       (33,756)
                                                        -------        -------
Total shares available under the Plan end of year.....  299,034        357,354
                                                        =======        =======

    During the year ended December 31, 2000, the exercise price of the stock was $21.00 and $36.25, or 90% of the average market value of the Common Stock on the first business day of the payment period ending June 30, 2000 and December 31, 2000, respectively.

    During the year ended December 31, 1999, the exercise price of the stock was $13.75 and $17.50, or 90% of the average market value of the Common Stock on the first business day of the payment period ending June 30, 1999 and December 31, 1999, respectively.

    EMPLOYEE STOCK-BASED COMPENSATION -- With respect to employee stock-based compensation, the Company has adopted the disclosure-only requirements of SFAS No. 123. Accordingly, no compensation cost has been recognized in the accompanying financial statements for employee stock-based compensation awarded under the three employee stock option plans because there was no intrinsic value at the date of grant. If compensation cost had been determined for awards granted under the employee stock option plans based on the fair value of the awards at the date of grant in accordance with the provisions of SFAS No. 123, the Company's

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

12.  STOCKHOLDERS' EQUITY (CONTINUED)
net income and earnings per share for the years ended December 31, 2000 and 1999, respectively, would have decreased to the pro forma amounts indicated below (Dollars in thousands):

                                                               DECEMBER 31,     DECEMBER 31,
                                                                   2000             1999
                                                              --------------   --------------
Net income...................  As reported..................     $33,576          $21,268
                               Pro forma....................      25,972           17,264

Basic earnings per share.....  As reported..................     $  1.13          $  0.74
                               Pro forma....................        0.87             0.61

Diluted earnings per share...  As reported..................     $  1.08          $  0.72
                               Pro forma....................        0.84             0.58

    The fair value of each option grant under the employee stock option plan was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for the years ended December 31, 2000 and 1999, respectively: an assumed risk-free interest rate of 4.92%, and 6.44%, an expected life of ten and five years, an expected volatility of 67% and 44% and a dividend yield of 0.08% and 0.17%.

    The fair value of each option grant under the employee stock purchase plan was estimated by computing the option discount which is the difference between the average market value of the Company's Common Stock during the payment period and the lesser of (i) 90% of the average market value of the Common Stock on the first business day of the payment period, or (ii) 90% of the average market value of the Common Stock on the last business day of the payment period.

    EARNINGS PER SHARE -- Reconciliation from Basic EPS to Diluted EPS for years ended December 31, 2000 and 1999 is as follows (Dollars in thousands, except per share data):

                                                                                    PER-SHARE
                                                             INCOME      SHARES       AMOUNT
                                                            --------   ----------   ----------
DECEMBER 31, 2000
BASIC EPS
Income available to common stockholders...................  $33,576    29,707,746     $1.13
                                                                                      =====
Dilutive effect of common equivalent shares of stock
  options.................................................              1,323,481
                                                                       ----------
DILUTED EPS
Income available to common stockholders...................  $33,576    31,031,227     $1.08
                                                            =======    ==========     =====
DECEMBER 31, 1999
BASIC EPS
Income available to common stockholders...................  $21,268    28,618,580     $0.74
                                                                                      =====
Dilutive effect of common equivalent shares of stock
  options.................................................              1,090,910
                                                                       ----------
DILUTED EPS
Income available to common stockholders...................  $21,268    29,709,490     $0.72
                                                            =======    ==========     =====

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

13.  EMPLOYEE BENEFIT PLANS

    PENSION PLAN -- The Company has a trusteed, noncontributory, qualified defined benefit pension plan covering substantially all of its employees who were hired before January 1, 1997. The benefits are based on years of service and the employee's compensation during employment. The Company's funding policy is to contribute annually the maximum amount, which can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for benefits expected to be earned in the future.

    The Company established a supplemental retirement plan in 1994 that covers certain employees and pays benefits that supplements any benefits paid under the qualified plan. The plan document was amended in April 2000 to eliminate the compensation cap and include bonuses and commissions of the certain employees. As a result of the plan amendment, the projected benefit obligation was $3.8 million as of December 31, 2000 and $0.3 million as of December 31, 1999. Benefits under the supplemental plan are generally based on compensation not includable in the calculation of benefits to be paid under the qualified plan. The total cost of this plan to the Company was approximately $0.8 million for the year ended December 31, 2000, and $0.1 million for the year ended
December 31, 1999.

    The following table sets forth the funded status and accrued pension cost for the Company's qualified defined benefit pension plan (Dollars in thousands):

                                                               DECEMBER 31,     DECEMBER 31,
                                                                   2000             1999
                                                              --------------   --------------
Change in benefit obligation:
  Projected benefit obligation at beginning of year.........     $  8,563         $ 8,927
    Service cost............................................          672             775
    Interest cost...........................................          660             604
    Liability (gain)/loss...................................          287          (1,505)
    Benefits paid...........................................         (471)           (238)
                                                                 --------         -------
  Projected benefit obligation at the end of the year.......     $  9,711         $ 8,563
                                                                 ========         =======
Change in assets:
  Assets at the beginning of the year.......................     $ 12,207         $10,348
    Employer contributions..................................           --             660
    Actual return...........................................         (133)          1,437
    Benefits paid...........................................         (471)           (238)
                                                                 --------         -------
  Assets at the end of the year.............................     $ 11,603         $12,207
                                                                 ========         =======
Funded status:
    Projected benefit obligation............................     $ (9,711)        $(8,563)
    Fair value of plan assets...............................       11,603          12,207
                                                                 --------         -------
    Funded status...........................................        1,892           3,644
                                                                 --------         -------
    Unrecognized net transition asset.......................         (223)           (262)
    Unrecognized prior service cost.........................          123             152
    Unrecognized net gain...................................       (2,494)         (4,191)
                                                                 --------         -------
    Accrued pension cost....................................     $   (702)        $  (656)
                                                                 ========         =======

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

13. EMPLOYEE BENEFIT PLANS (CONTINUED)

    Net pension cost included the following components for the years ended December 31, 2000 and 1999 (Dollars in thousands):

                                                               DECEMBER 31,     DECEMBER 31,
                                                                   2000             1999
                                                              --------------   --------------
Service cost -- benefits earned during the period...........     $   672          $   775
Interest cost on projected benefit obligations..............         660              604
Return on plan assets.......................................         133           (1,437)
Net amortization and deferral...............................      (1,421)             448
                                                                 -------          -------
Net periodic pension cost...................................     $    44          $   390
                                                                 =======          =======

    The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were as follows:

                                               DECEMBER 31,     DECEMBER 31,
                                                   2000             1999
                                              --------------   --------------
Weighted average discount rate..............       7.50%            7.50%
Rate of increase in future compensation
  levels....................................       5.00             5.00
Long-term rate of return on plan assets.....       8.50             8.50

    EMPLOYEE SAVINGS PLAN -- The Company sponsors a qualified defined contribution employee savings plan covering substantially all employees who elect to participate. The Company matches employee contributions to the plan up to specified amounts. The total cost of this plan to the Company was $1.3 million and $1.0 million in the years ended December 31, 2000 and 1999, respectively.

14. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    LINES OF CREDIT -- At December 31, 2000, the Company had commitments to individuals under collateralized open lines of credit totaling approximately $279 million, against which approximately $57 million in loans were drawn. The credit risk involved in issuing lines of credit is essentially the same as that involved in extending loan facilities. The Company does not anticipate any loss as a result of these lines of credit.

    INTEREST-RATE CONTRACTS -- The contractual or notional amounts of derivative financial instruments and swap agreements, held by the Company at December 31, 2000 and 1999 were approximately $560 million and $520 million, respectively. Interest rate contracts involve an agreement with a counterparty to exchange cash flows based on an underlying interest rate index. A swap agreement involves the exchange of a series of interest payments, either at a fixed or variable rate, based upon the notional amount without the exchange of the underlying principal amount. The Company's exposure from these interest rate contracts results from the possibility that one party may default on its contractual obligation. The Company experienced no terminations by counterparties of interest rate swaps designated as hedges. Credit risk is limited to the positive fair value of the derivative financial instrument, which is significantly less than the notional value. During 2000, the Company entered into agreements to assume fixed-rate interest payments in exchange

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

14. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS (CONTINUED) for variable market-indexed interest payments. The original terms range from 12 to 36 months. The weighted-average fixed-payment rates were 6.27% at December 31, 2000. Variable-interest payments received are indexed to one month London Interbank Offered Rate ("LIBOR") and the overnight Federal Funds rate. At December 31, 2000, the weighted-average rate of variable market-indexed interest payment obligations to the Company was 6.26%. The effect of these agreements was to lengthen short-term variable rate liabilities into longer-term fixed rate liabilities. These contracts had no carrying value and the fair value was approximately $(5.3) million at December 31, 2000.

15. COMMITMENTS AND CONTINGENCIES

    RESTRICTIONS ON CASH BALANCES -- The Company is required to maintain certain average cash reserve balances. The reserve balance requirement with the Federal Reserve Bank as of December 31, 2000 was approximately $26.0 million. In addition, other cash balances in the amount of approximately $2.0 million were pledged to secure clearings with a depository institution, Depository Trust Company, as of December 31, 2000.

    LEASE COMMITMENTS -- Minimum future commitments on non-cancelable operating leases at December 31, 2000 were as follows (Dollars in thousands):

FISCAL YEAR ENDING                               BANK PREMISES     EQUIPMENT
------------------                              ---------------   -----------
2001..........................................      $11,678         $3,760
2002..........................................       11,658          2,632
2003..........................................       11,632            995
2004..........................................       11,632             --
2005 and beyond...............................       42,360             --

    Total rent expense was approximately $15.0 million and $11.0 million for the years ended December 31, 2000 and 1999, respectively.

    On September 20, 1995, the Company entered into a five-year service agreement with Electronic Data Systems ("EDS") expiring on December 31, 2000. The agreement has since been extended five years to December 31, 2005. Under the terms of the agreement, the Company agreed to pay certain monthly service fees based on usage. Service expense under this contract was $4.2 million and $3.8 million for the years ended December 31, 2000 and 1999, respectively.

    CONTINGENCIES -- The Company provides global custody, multicurrency accounting, mutual fund administration, securities lending, foreign exchange, cash management, performance measurement, institutional transfer agency and investment advisory services to a variety of financial asset managers, including mutual fund complexes, investment advisors, banks and insurance companies. Assets under custody and management, held by the Company in a fiduciary capacity, are not included in the consolidated balance sheets since such items are not assets of the Company. Management conducts regular reviews of its fiduciary responsibilities and considers the results in preparing its consolidated financial statements. In the opinion of management, there are no contingent liabilities at December 31, 2000 that are material to the consolidated financial position or results of operations of the Company.

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value and estimated fair value of financial instruments are as follows at December 31, 2000 and 1999 (Dollars in thousands):

                                                DECEMBER 31, 2000         DECEMBER 31, 1999
                                             -----------------------   -----------------------
                                              CARRYING       FAIR       CARRYING       FAIR
                                               AMOUNT       VALUE        AMOUNT       VALUE
                                             ----------   ----------   ----------   ----------
On-balance sheet amounts:
  Cash and due from banks..................  $   30,489   $   30,489   $   37,624   $   37,624
  Federal funds sold.......................     450,000      450,000      150,000      150,000
  Securities held to maturity..............   2,299,294    2,287,602    1,763,355    1,730,745
  Securities available for sale............     772,333      772,333      375,610      375,610
  Loans....................................     129,269      129,269      109,292      109,292
  Deposits.................................   2,331,884    2,331,884    1,552,407    1,552,407

Off-balance sheet amounts:
  Interest rate swap agreements (notional
    amounts of $560 and $520 million at
    December 31, 2000 and 1999)............          --       (5,326)          --        4,588

    The Company had commitments to lend at variable rates of $222 million and $160 million at December 31, 2000 and December 31, 1999, respectively. The fair value of these commitments at December 31, 2000 and December 31, 1999 was not significant.

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been significantly revalued for purposes of these consolidated financial statements since those dates and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

17. FOREIGN EXCHANGE CONTRACTS

    A summary of foreign exchange contracts outstanding at December 31, 2000 and December 31, 1999 is as follows (Dollars in thousands):

                                 DECEMBER 31, 2000                       DECEMBER 31, 1999
                       -------------------------------------   -------------------------------------
                                                 UNREALIZED                              UNREALIZED
CURRENCY                PURCHASES      SALES      GAIN/LOSS     PURCHASES      SALES      GAIN/LOSS
--------               -----------   ---------   -----------   -----------   ---------   -----------
European Unit (EUR)..   $143,836     $143,836           --      $ 72,427     $ 72,427           --
Japan (JPY)..........     72,022       72,022           --        30,138       30,138           --
Switzerland (CHF)....     30,574       30,574           --            --           --           --
Australia (AUD)......     14,229       14,229           --            --           --
Canada (CAD).........     10,166       10,166           --            --           --           --
Britain (GBP)........      9,676        9,676           --        41,315       41,315
South Africa (ZAR)...      5,581        5,581           --            --           --           --
Hong Kong (HKD)......      3,312        3,312           --            --           --           --
Other currencies.....      1,322        1,322           --           216          216           --
                        --------     --------      -------      --------     --------      -------
                        $290,718     $290,718           --      $144,096     $144,096           --
                        ========     ========      =======      ========     ========      =======

    The maturity of contracts outstanding as of December 31, 2000 is as follows (Dollars in thousands):

MATURITY                                                 PURCHASES     SALES
--------                                                -----------   --------
January 2001..........................................    $95,625     $95,625
February 2001.........................................     79,081      79,081
March 2001............................................     83,378      83,378
May 2001..............................................     12,778      12,778
June 2001.............................................     19,856      19,856

18. REGULATORY MATTERS

    The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

18. REGULATORY MATTERS (CONTINUED)
December 31, 2000, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

    As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or the Bank's category. The following table presents the capital ratios for the Bank and the Company for the years ended December 31, 2000 and December 31, 1999 (Dollars in thousands):

                                                                                                TO BE WELL
                                                                                               CAPITALIZED
                                                                                               UNDER PROMPT
                                                                        FOR CAPITAL             CORRECTIVE
                                                                          ADEQUACY                ACTION
                                                    ACTUAL               PURPOSES:             PROVISIONS:
                                             --------------------   --------------------   --------------------
                                              AMOUNT      RATIO      AMOUNT      RATIO      AMOUNT      RATIO
                                             ---------   --------   ---------   --------   ---------   --------
AS OF DECEMBER 31, 2000:
  Total Capital
    (to Risk Weighted Assets -- the
      Company).............................  $170,499     13.39%    $101,847      8.00%         N/A       N/A
    (to Risk Weighted Assets -- the
      Bank)................................  $166,850     13.12%    $101,735      8.00%    $127,169     10.00%
  Tier I Capital
    (to Risk Weighted Assets -- the
      Company).............................  $170,399     13.38%    $ 50,923      4.00%         N/A       N/A
    (to Risk Weighted Assets -- the
      Bank)................................  $166,750     13.11%    $ 50,867      4.00%    $ 76,301      6.00%
  Tier I Capital
    (to Average Assets -- the Company).....  $170,399      5.16%    $132,218      4.00%         N/A       N/A
    (to Average Assets -- the Bank)........  $166,750      5.05%    $132,172      4.00%    $165,215      5.00%

AS OF DECEMBER 31, 1999:
  Total Capital
    (to Risk Weighted Assets -- the
      Company).............................  $124,861     14.97%    $ 66,726      8.00%         N/A       N/A
    (to Risk Weighted Assets -- the
      Bank)................................  $121,947     14.66%    $ 66,567      8.00%    $ 83,209     10.00%
  Tier I Capital
    (to Risk Weighted Assets -- the
      Company).............................  $124,761     14.96%    $ 33,363      4.00%         N/A       N/A
    (to Risk Weighted Assets -- the
      Bank)................................  $121,847     14.64%    $ 33,283      4.00%    $ 49,925      6.00%
  Tier I Capital
    (to Average Assets -- the Company).....  $124,761      5.46%    $ 91,382      4.00%         N/A       N/A
    (to Average Assets -- the Bank)........  $121,847      5.34%    $ 91,310      4.00%    $114,138      5.00%

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

18. REGULATORY MATTERS (CONTINUED)
    Under Massachusetts law, a trust company such as the Bank, like national banks, may pay dividends no more often than quarterly, and only out of "net profits" and to the extent that such payments will not impair the Bank's capital stock and surplus account. Moreover, prior Commissioner approval is required if the total dividends for a calendar year would exceed net profits for that year combined with retained net profits for the previous two years. These restrictions on the ability of the Bank to pay dividends to the Company may restrict the ability of the Company to pay dividends to its stockholders.

19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA):

                                                        FIRST      SECOND     THIRD      FOURTH
YEAR ENDED DECEMBER 31, 2000                           QUARTER    QUARTER    QUARTER    QUARTER
----------------------------                           --------   --------   --------   --------
Interest income......................................  $37,794    $41,967    $47,554    $54,430
Interest expense.....................................   24,837     28,937     32,114     37,039
Non-interest income..................................   40,112     39,846     40,808     41,275
Operating expenses...................................   41,774     40,322     42,718     44,226
Income before income taxes and minority interest.....   11,295     12,554     13,530     14,440
Income taxes.........................................    3,632      4,036      4,348      4,639
Minority interest....................................      397        397        397        397
Net income...........................................    7,266      8,121      8,785      9,404
Basic earnings per share.............................     0.25       0.27       0.29       0.32
Diluted earnings per share...........................     0.24       0.26       0.28       0.30

                                                        FIRST      SECOND     THIRD      FOURTH
YEAR ENDED DECEMBER 31, 1999                           QUARTER    QUARTER    QUARTER    QUARTER
----------------------------                           --------   --------   --------   --------
Interest income......................................  $20,210    $25,020    $28,374    $32,998
Interest expense.....................................   13,060     16,390     19,313     22,067
Non-interest income..................................   31,633     32,352     34,304     35,472
Operating expenses...................................   30,927     32,832     34,749     37,307
Income before income taxes and minority interest.....    7,856      8,150      8,616      9,096
Income taxes.........................................    2,828      2,454      2,597      2,911
Minority interest....................................      391        427        427        416
Net income...........................................    4,637      5,269      5,592      5,769
Basic earnings per share.............................     0.17       0.18       0.19       0.20
Diluted earnings per share...........................     0.17       0.18       0.18       0.19

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

20. SEGMENT REPORTING

    The Company does not utilize segment information for internal reporting as management views the Company as one segment. The following represents net operating revenue by geographic area for the years ended December 31, 2000 and 1999, and long-lived assets by geographic area for the years ended December 31, 2000 and 1999 (Dollars in thousands):

                                         NET OPERATING
                                            REVENUE              LONG-LIVED
                                      FOR THE YEAR ENDED           ASSETS
                                         DECEMBER 31,           DECEMBER 31,
                                     ---------------------   -------------------
GEOGRAPHIC INFORMATION:                2000        1999        2000       1999
-----------------------              ---------   ---------   --------   --------
United States......................  $213,056    $162,155    $48,878    $49,625
Ireland............................     5,576       4,817        247        338
Canada.............................     2,147       2,461         55        150
Cayman Islands.....................        80         101         --         --
                                     --------    --------    -------    -------
Total..............................  $220,859    $169,534    $49,180    $50,113
                                     ========    ========    =======    =======

    No one customer exceeded 10% of the Company's consolidated net operating revenues for the year ended December 31, 2000 and 1999.

    The following represents the Company's asset servicing fees by service line for the years ended December 31, 2000 and 1999 (Dollars in thousands):

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31,
                                                        ---------------------
ASSET SERVICING FEES BY SERVICE LINE:                     2000        1999
-------------------------------------                   ---------   ---------
Custody accounting, transfer agency, and
  administration......................................  $126,413    $106,642

Cash management.......................................    10,989      11,167

Foreign exchange......................................    10,589       5,859

Securities lending....................................     9,942       7,213

Investment advisory...................................     1,605       1,597
                                                        --------    --------

Total.................................................  $159,538    $132,478
                                                        ========    ========

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

21. FINANCIAL STATEMENTS OF INVESTORS FINANCIAL SECURITIES CORP. (PARENT ONLY)

    The following represents the separate condensed financial statements of IFSC as of December 31, 2000 and 1999, and for the years ended December 31, 2000 and 1999 (Dollars in thousands):

                                                     DECEMBER 31, 2000     DECEMBER 31, 1999
                                                    -------------------   -------------------
STATEMENTS OF INCOME
Equity in undistributed income of bank
  subsidiary......................................        $35,376               $22,748
Equity in undistributed income/(loss) of non-bank
  subsidiaries....................................           (106)                   83
Dividend income from non-bank subsidiaries........             76                    76
Management fee paid by non-bank subsidiaries......            110                   240
Interest expense on subordinated debt.............         (2,518)               (2,518)
Income tax benefit................................            953                   881
Operating expenses................................           (315)                 (242)
                                                          -------               -------
Net income........................................        $33,576               $21,268
                                                          =======               =======

                                                     DECEMBER 31, 2000     DECEMBER 31, 1999
                                                    -------------------   -------------------
BALANCE SHEETS
Assets:
  Cash............................................       $  2,712              $  1,461
  Investments in bank subsidiary..................        199,405               158,142
  Investments in non-bank subsidiaries............          1,547                 1,653
  Receivable due from bank subsidiary.............            536                   573
  Receivable due from non-bank subsidiary.........            516                   471
  Income tax receivable...........................             --                   417
  Other assets....................................              3                    33
                                                         --------              --------
Total Assets......................................       $204,719              $162,750
                                                         ========              ========
Liabilities and Stockholders' Equity
Liabilities
  Accrued expenses................................       $     48              $     22
  Payable due to non-bank subsidiary..............             89                   113
  Other liabilities...............................             --                     3
  Subordinated debt...............................         25,774                25,774
                                                         --------              --------
    Total Liabilities.............................         25,911                25,912
                                                         --------              --------
Stockholders' Equity
  Common stock....................................            299                   146
  Surplus.........................................         95,007                87,320
  Deferred compensation...........................           (247)                 (689)
  Retained earnings...............................         85,188                53,542
  Accumulated other comprehensive loss, net.......         (1,439)                (3481)
                                                         --------              --------
    Total Stockholders' Equity....................        178,808               136,838
                                                         --------              --------
Total Liabilities and Stockholders' Equity........       $204,719              $162,750
                                                         ========              ========

                       INVESTORS FINANCIAL SERVICES CORP.

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

21. FINANCIAL STATEMENTS OF INVESTORS FINANCIAL SECURITIES CORP. (PARENT ONLY) (CONTINUED) (DOLLARS IN THOUSANDS):

                                                     DECEMBER 31, 2000     DECEMBER 31, 1999
                                                    -------------------   -------------------
STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
  Net income......................................       $ 33,576              $ 21,268
                                                         --------              --------
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Amortization of deferred compensation...........            440                   510
  Change in assets and liabilities:
    Receivable due from bank subsidiary...........             37                  (573)
    Receivable due from non-bank subsidiary.......            (45)                  406
    Income tax receivable.........................            417                  (417)
    Income tax payable............................             --                    (1)
    Payable due to non-bank subsidiary............            (24)                   (8)
    Accrued expenses..............................             26                    (1)
    Other assets..................................             30                   (30)
    Other liabilities.............................             (3)                  (15)
  Equity in undistributed earnings of bank
    subsidiary....................................        (35,376)              (22,748)
  Equity in undistributed earnings of non-bank
    subsidiary....................................            106                   (83)
                                                         --------              --------
Total adjustments.................................        (34,392)              (22,960)
                                                         --------              --------
Net cash (used) by operating activities...........           (816)               (1,692)
                                                         --------              --------
Cash flows from investing activities:
  Payments for investments in and advances to
    subsidiary....................................             --               (26,000)
                                                         --------              --------
Net cash (used) by investing activities...........             --               (26,000)
                                                         --------              --------
Cash flows from financing activities:
  Proceeds from exercise of stock options.........          3,848                 2,283
  Proceeds from issuance of common stock..........             --                26,000
  Dividends paid..................................         (1,781)               (1,142)
                                                         --------              --------
Net cash provided by financing activities.........          2,067                27,141
                                                         --------              --------
Net increase/(decrease) in cash and due from
  banks...........................................          1,251                  (551)
Cash and due from banks, beginning of period......          1,461                 2,012
                                                         --------              --------
Cash and due from banks, end of period............       $  2,712              $  1,461
                                                         ========              ========

-----------------------------------------------
-----------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                           --------
Prospectus Summary.......................      1
Risk Factors.............................      6
Forward-Looking Statements...............      8
Use of Proceeds..........................      9
Price Range of Common Stock and Dividend
  History................................      9
Dividend Policy..........................      9
Capitalization...........................     10
Selected Consolidated Financial and
  Operating Data.........................     11
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................     12
Business.................................     29
Description of Capital Stock.............     40
Management...............................     43
Underwriting.............................     45
Validity of Common Stock.................     47
Experts..................................     47
Where You Can Find More Information......     47
Index to Consolidated Financial
  Statements.............................    F-1

-----------------------------------------------
-----------------------------------------------

-----------------------------------------------
-----------------------------------------------

                                1,200,000 Shares

                              INVESTORS FINANCIAL
                                 SERVICES CORP.

                                  Common Stock

                                 -------------

                                     [LOGO]

                                 -------------

                              GOLDMAN, SACHS & CO.
                           A.G. EDWARDS & SONS, INC.
                         KEEFE, BRUYETTE & WOODS, INC.
                            WILLIAM BLAIR & COMPANY
                         PUTNAM LOVELL SECURITIES INC.
                      Representatives of the Underwriters
-----------------------------------------------
-----------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered. Investors Financial will pay all of these expenses.

SEC registration fee........................................  $ 24,501
NASD filing fee.............................................     9,781
Nasdaq listing fee..........................................    17,500
Printing expenses...........................................   150,000
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................   140,000
Transfer agent fees and expenses............................     1,500
Miscellaneous...............................................        --
                                                              --------
    TOTAL...................................................  $493,282
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and Investors Financial's Certificate of Incorporation provide for indemnification of Investors Financial's directors and officers for liabilities and expenses that they may incur in those capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Investors Financial, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. We refer you to Investors Financial's Certificate of Incorporation and By-laws filed as Exhibits 3.1 and 3.2, respectively, to Investors Financial's Registration Statement on Form S-1 (File No. 33-95980).

    Investors Financial maintains directors' and officers' liability insurance to insure our directors and certain officers against certain liabilities and expenses which arise out of or in connection with their capacities as directors and officers.

    Reference is also made to the underwriting agreement, which is filed as
Exhibit 1.1 to this registration statement.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS.

    (a) See the Exhibit Index included immediately preceding the exhibits to this registration statement.

    (b) All schedules are not required under the instructions relating to the applicable accounting regulations of the SEC or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

    The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where appropriate, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
(4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on January 18, 2001.

                                            INVESTORS FINANCIAL SERVICES CORP.

                                              By:                 /s/ KEVIN J. SHEEHAN
                                                       -----------------------------------------
                                                                    Kevin J. Sheehan
                                                           PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                               AND CHAIRMAN OF THE BOARD

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE(S)                   DATE
                      ---------                                   --------                   ----
                                                       President, Chief Executive
                /s/ KEVIN J. SHEEHAN                     Officer and Chairman
  ------------------------------------------------       (Principal Executive          January 18, 2001
                  Kevin J. Sheehan                       Officer)

                                                       Senior Vice President and
                 /s/ KAREN C. KEENAN                     Chief Financial Officer
  ------------------------------------------------       (Principal Financial Officer  January 18, 2001
                   Karen C. Keenan                       and Principal Accounting
                                                         Officer)

                          *
  ------------------------------------------------     Director                        January 18, 2001
                   James M. Oates

                          *
  ------------------------------------------------     Director                        January 18, 2001
                 Thomas P. McDermott

                          *
  ------------------------------------------------     Director                        January 18, 2001
                  Robert B. Fraser

                          *
  ------------------------------------------------     Director                        January 18, 2001
                Frank B. Condon, Jr.

                          *
  ------------------------------------------------     Director                        January 18, 2001
                  Donald G. Friedl

                          *
  ------------------------------------------------     Director                        January 18, 2001
                 Phyllis S. Swersky

* By:  /s/ KEVIN J. SHEEHAN
       ------------------------------------
       Kevin J. Sheehan
       (Attorney-in-fact)

                                 EXHIBIT INDEX

(A) EXHIBITS:


EXHIBIT NO.                                           DESCRIPTION
-----------                                           -----------
       ****1.1            -   Form of Underwriting Agreement.
          *4.1            -   Specimen certificate representing the common stock.
          *4.2            -   Shareholders' Rights Agreement.
       ****5.1            -   Opinion of Testa, Hurwitz & Thibeault, LLP, counsel to
                                Investors Financial
        **23.1            -   Consent of Deloitte & Touche LLP
      ****23.2            -   Consent of Testa, Hurwitz & Thibeault, LLP, counsel to
                                Investors Financial (included in Exhibit 5.1).
      ****24.1            -   Power of attorney (included on signature page).


---------

   * Filed as an exhibit to the registrant's Registration Statement on Form S-1 (Registration Number 33-95980) or amendments thereto and incorporated herein by reference.

  ** Filed herewith

 *** To be filed by amendment

**** Previously filed